Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

AROGO CAPITAL ACQUISITION CORP., a Delaware corporation,

AYURCANN HOLDING CORP., an Ontario corporation,

AYURCANN HOLDINGS CORP., an Ontario corporation,

CAN MERGER SUB., an Ontario corporation,

and

DEL MERGER SUB., a Delaware corporation,

dated as of June 25, 2024

i

ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Sponsor Support Agreement
Exhibit B	Shareholder Support Agreement
Exhibit C	Lock-up Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Company Arrangement Resolution
Exhibit F	Plan of Arrangement

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 25, 2024, is made by and among Arogo Capital Acquisition Corp., a Delaware corporation ( “SPAC”), Ayurcann Holding Corp., an Ontario corporation (“PubCo”), DE Ayurcann Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), CAN Ayurcann Merger Sub, Inc., an Ontario corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub” and, together with PubCo and Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”), and Ayurcann Holdings Corp., an Ontario corporation (the “Company”). SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS:

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on June 9, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, each of the Acquisition Entities was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Sponsor, SPAC, and the Company are entering into a sponsor support agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote in favor of this Agreement and the Transactions in accordance with the Insider Letter;

WHEREAS, as a condition and inducement to SPAC’s and the Acquisition Entities’ willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to SPAC and the Acquisition Entities a shareholder support agreement substantially in the form attached hereto as Exhibit B (collectively, the “Shareholder Support Agreement”), pursuant to which each such Supporting Company Shareholder has agreed to, among other things, promptly following the time at which the Registration Statement / Proxy Statement shall have been declared effective by the SEC and delivered or otherwise made available to stockholders, support and vote all Equity Securities held by them in favor of the Company Arrangement Resolution and the adoption and approval of this Agreement and the Transactions by voting the Equity Securities held by such Supporting Company Shareholders in favor of the Company Arrangement Resolution at the Company Shareholder Meeting;

WHEREAS, concurrently with the execution and filing of the Registration Statement / Proxy Statement, SPAC shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist SPAC in arranging and obtaining financing for SPAC in the form of a private equity investment (the “PIPE Financing”). Following the filing of the Registration Statement / Proxy Statement, SPAC may enter into subscription agreements (the “Subscription Agreements”) with certain investors, upon the terms and subject to the conditions set forth therein as mutually agreed among the Parties, for PIPE Financing to be consummated simultaneously with the consummation of the Merger;

WHEREAS, prior to the Effective Time of the Merger, by way of the Plan of Arrangement under the provisions of the OBCA, (a) Canadian Merger Sub will amalgamate with and into the Company to form “Ayurcann Holdings Corp.” (the “Company Amalgamation”), (b) the Company resulting from the Company Amalgamation (the “Amalco”) will become a wholly owned Subsidiary of PubCo, (c) the Company Shareholders will receive the Consideration, (d) holders of Company Stock Options will surrender such Company Stock Options in exchange for PubCo replacement options exercisable into PubCo Common Shares, in each case, on the terms and subject to the conditions set forth in this Agreement, the Plan of Arrangement, the PubCo option plan, and in accordance with the provisions of applicable Law, and (e) holders of Company Warrants will surrender such Company Warrants in exchange for PubCo Warrants exercisable into PubCo Common Shares, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, and in accordance with the provisions of applicable Law (the “Arrangement Acquisition”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly owned subsidiary of PubCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding SPAC Class A Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class A Consideration, (b) each issued and outstanding SPAC Class B Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class B Consideration, and (c) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and exchanged for one PubCo Warrant, and thereafter exercisable to purchase one (1) PubCo Common Share, in each case, with PubCo issuing the Class A Consideration, Class B Consideration and PubCo Warrants in accordance with the terms of this Agreement and the Plan of Arrangement;

WHEREAS, at the Closing, PubCo, Sponsor and certain Company Shareholders shall become bound by a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor and the Company Shareholders party thereto will agree not to effect any sale or distribution of any Equity Securities of PubCo held by any of them during the lock-up period described therein;

WHEREAS, at the Closing, PubCo, Sponsor, other holders of SPAC Class B Shares and certain Company Shareholders shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, each of Sponsor and the Company Shareholders party thereto will be granted certain registration rights with respect to their respective PubCo Common Shares;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions, including the Merger, and (b) recommended, among other things, approval of this Agreement and the Transactions, including the Merger, by the SPAC Stockholders entitled to vote thereon;

WHEREAS, the board of directors of PubCo has approved this Agreement, the Ancillary Documents to which PubCo is or will be a party and the Transactions;

WHEREAS, the board of directors of Canadian Merger Sub has approved this Agreement, the Ancillary Documents to which Canadian Merger Sub is or will be a party and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and (b) approved and recommended the adoption and approval by PubCo of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, PubCo, in its capacity as the sole shareholder of Merger Sub and Canadian Merger Sub, has approved the Agreement, the Ancillary Documents to which Merger Sub and Canadian Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair from a financial point of view to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, certain of the Company Shareholders have executed or will execute concurrently with this Agreement certain waivers, approvals or other documents related to the Governing Documents of the Company to give effect to the Transactions;

WHEREAS, PubCo and the Company intend for the Company Amalgamation to qualify as an amalgamation for purposes of the OBCA and take place on a tax-deferred basis pursuant to subsections 87(1) and (9) of the Tax Act (the “Intended Canadian Tax Treatment”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) (i) the Arrangement Acquisition qualify as a “reorganization” under Section 368(a) of the Code, (ii) the Merger qualify as a “reorganization” under Section 368(a) of the Code, and (iii) taken together, the Arrangement Acquisition and the Merger qualify as an exchange described in Section 351 of the Code, (b) this Agreement constitutes and is hereby adopted as a “plan of reorganization” with respect to the Arrangement Acquisition and the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of the Section 354, 361 and 368 of the Code and the Treasury Regulations thereunder, (c) the Merger not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (other than any Excepted Shareholder), and (d) Pubco not be treated as a domestic corporation under Section 7874(b) of the Code ((a), (b), (c) and (d), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Entities Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization and Qualification), Section 7.2 (Authority), Section 7.4 (Brokers), and Section 7.6 (Capitalization of the Acquisition Entities).

“Acquisition Entity Non-Party Affiliates” means, collectively, each Acquisition Entity Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Acquisition Entity Related Party (other than, for the avoidance of doubt, PubCo, Merger Sub and Canadian Merger Sub). As it relates to the Acquisition Entities, the term “Non-Party Affiliates” means “Acquisition Entity Non-Party Affiliates.”

“Acquisition Entity Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Acquisition Entity.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. With respect to SPAC and the Acquisition Entities, “Affiliate” shall be deemed not to include Singto, LLC, f/k/a Koo Dom Investment, LLC, a Delaware limited liability company, and of its Affiliates.

“Aggregate Closing Financing Proceeds” means if any, the aggregate cash proceeds actually received (or deemed received) by SPAC in respect of the PIPE Financing. For the avoidance of doubt, any cash proceeds received (or deemed received) by SPAC or PubCo or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release at Closing to SPAC (or any designee thereof acceptable to the Company) from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the SPAC Stockholder Redemption) plus (b) the Aggregate Closing Financing Proceeds.

“Ancillary Documents” means the Lock-Up Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, the Registration Rights Agreement, and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, to the extent applicable, (a) the FCPA, (b) the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), (c) the UK Bribery Act 2010, (d) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption, terrorism and money laundering.

“Anti-Spam Laws” means any act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act (Canada), the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and the regulations made under the foregoing, the CAN-SPAM Act of 2003, and other Laws that regulate the same or similar subject matter.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each acting reasonably.

“Arrangement Dissent Rights” means the rights of dissent granted to the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 181(1) of the OBCA to be sent and filed with the Director after the Final Order has been granted, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Backstop Equity Financing” means a potential equity financing, to consist of subscriptions to purchase PubCo Common Shares or SPAC Class A Shares at the Closing (at a price per share to be set forth in the applicable subscription agreements), which may be undertaken by PubCo or SPAC in addition to the PIPE Financing.

“Business Data” means all business information and data, including Personal Information, Confidential Information, Software, computer hardware (whether general or special purpose), databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of any Group Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Toronto, Ontario are open for the general transaction of business.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“CBA” means any collective bargaining agreement, letter of understanding, binding letter of intent or other Contract with any Party which may qualify as a labor union, labor organization, or works council.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert, whether or not in writing and whether or not delivered to the Company, after the date hereof relating to: (i) any acquisition or purchase, direct or indirect, of: (A) the assets of the Company and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or which contribute twenty percent (20%) or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (B) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of the Company or any one or more of its Subsidiaries that, individually or in the aggregate, contribute twenty percent (20%) or more of the consolidated revenues or constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of the Company or any of its Subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; in all cases, whether in a single transaction or in a series of related transactions; or (iv) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, license or other arrangement having a similar economic effect as a sale) by the Company and/or one or more of its Subsidiaries, which assets represent twenty percent (20%) or more of the consolidated assets of the Company measured by fair market value, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of the Company; or (v) any other transaction, the consummation of which prevents, or materially delays, impedes or interferes with, the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be approved at the Company Shareholder Meeting, in substantially the form attached to this Agreement as Exhibit E.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement delivered to SPAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Enterprise Value” means $210,000,000.

“Company Equity Plan” means the Ayurcann Holdings Corp. Equity Incentive Plan, dated November 23, 2023, as may be amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to SPAC or the Acquisition Entities pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, and (c) any amounts paid in connection with the purchase of Public SPAC Warrants by SPAC, the Company or their respective Representatives after the date hereof. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) (Organization and Qualification), Section 5.2(a) (Capitalization of the Group Companies), Section 5.3 (Authority), clause (a) of Section 5.8 (Absence of Changes), Section 5.17 (Brokers), and Section 5.20 (Cannabis Matters).

“Company Information Circular” means the notice of the Company Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, such management information circular, to be sent to each Company Shareholder and other Persons as required by the Interim Order in connection with such Company Shareholder Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software, and hardware, communication systems, servers, network equipment or other technology and related documentation, in each case, owned, purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by a third party that are used by, and/or licensed to, any of the Group Companies.

“Company Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), or capital of the Group Companies, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the ability of the Company or any of its Subsidiaries to consummate the Transactions, in each case, in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, state of facts, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets generally (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) changes in any applicable Laws, GAAP or IFRS applicable to the Company, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof, (v) any change, event, state of facts, development, effect or occurrence that is generally applicable to the cannabis industry in the geographic areas in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Documents), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wild fire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, state of facts, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, state of facts, development, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Stock Options” means, as of any determination time, each option to purchase Company Common Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Optionholders” means the holders of the Company Stock Options.

“Company Products” means any product or service distributed, sold, licensed or otherwise made commercially available to third parties by any of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, issued, registered or applied for and not rejected nor abandoned, by or in the name of, any Group Company.

“Company Shareholder Meeting” means a special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that may be convened as provided by this Agreement and the Interim Order to permit the Company Shareholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shareholders” means the holders of Company Common Shares as of any determination time prior to the Effective Time.

“Company Warrant” means, as of any determination time, each warrant to purchase Company Common Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Group Companies that is not in the public domain, or (ii) any suppliers or customers of the Group Companies that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreement with a Group Company.

“Confidentiality Agreement” means that certain letter agreement dated as of October 26, 2023, by and between the Company and SPAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration” means the Share Consideration.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement (whether written or oral) that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Court” means the Ontario Superior Court of Justice, or other court as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Entity in each case, in response to COVID-19, including, for the avoidance of doubt, (i) the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith and (ii) the Canada Emergency Wage Subsidy (CEWS), the 10% Temporary Wage Subsidy for Employers (TWS), the Canada Emergency Rent Subsidy (CERS), the Canada Emergency Commercial Rent Assistance (CECRA) for small businesses, the Canada Emergency Business Account (CEBA) interest-free loans, the Large Employer Emergency Financing Facility (LEEFF), the Business Credit Availability Program (BCAP) offered through Export Development Canada and the Business Development Bank of Canada, the Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Canada, the Co-Lending Program for Small and Medium-Sized Enterprises offered through the Business Development Bank of Canada, the special measures to support employers affected by COVID-19 under the Work-Sharing program of the Canada Revenue Agency, or the Regional Relief and Recovery Fund (RRRF) governed by a regional development agency (RDA).

“Current Employee” means an employee of the Company.

“Depositary” means a bank or trust company jointly selected by the Company and SPAC, each acting reasonably, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the Company and SPAC.

“Director” means the Director appointed pursuant to section 278 of the OBCA.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, maliciously incapacitate, infiltrate or maliciously slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing data or source code in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned Intellectual Property from misuse.

“Employee Benefit Plan” means each employee benefit plan, program, agreement or arrangement, that is maintained, sponsored, contributed to or required to be contributed to by each Group Company for the benefit of any current or former employee, officer, director, consultant, or other service provider of each Group Company, or under which any Group Company has or could reasonably be expected to incur any liability (contingent or otherwise), including, without limitation, any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, savings, supplemental retirement, severance, redundancy, retention, change in control employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements, and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances); or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 through 2629; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f through 300j; the Canadian Environmental Protection Act, 1999, SC 1999, c 33; the Fisheries Act, RSC 1985, c F-14; the Migratory Birds Convention Act, 1994, SC 1994, c 22; the Environmental Protection and Enhancement Act, RSA 2000, c E-12; and the Water Act, RSA 2000, c W-3, in each case as amended, and all similar Laws of any Governmental Entity with jurisdiction over the Company and its operations.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excepted Shareholder” means any shareholder of SPAC that would be a “five-percent transferee shareholder” of PubCo within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger (and taking into account relevant related transactions) that does not enter into a five (5)-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amount” means as of any measurement time, the aggregate amount deposited by the Sponsor, or its affiliates or designees to the Trust Account to extend the period of time SPAC shall have to consummate an initial Business Combination (as defined in the SPAC Amended and Restated Certificate of Incorporation) pursuant to Section 9.1(b) of the SPAC Amended and Restated Certificate of Incorporation. The Extension Amount outstanding prior to the date of Closing shall become convertible into shares of PubCo Common Stock.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, in a form and substance acceptable to the Company and SPAC, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each acting reasonably, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to both the Company and SPAC, each acting reasonably.

“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of the representations and warranties (i) in the case of the Company, in Article V, in the case of SPAC, in Article VI, and (ii) in the case of the Acquisition Entities, in Article VII, provided that such misrepresentation shall only be deemed to exist if any of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule or Section 11.12(b) of the SPAC Disclosure Schedule with respect to such Party, as applicable, had actual knowledge that the representations and warranties made by such Party were actually breached when made with the express intention that the other party relies thereon to its detriment.

“GAAP” means the United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of an Ontario corporation are its certificate and articles of incorporation, by-laws and any unanimous shareholders agreement that may be in force.

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided to, or enjoyed by any Group Company.

“Government Official” means any officer or employee of a Governmental Entity, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UK Bribery Act 2010 (to the extent applicable); (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); and (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, territorial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries, and “Group Company” means any one of them.

“GST/HST” means the goods and services tax and harmonized sales tax payable under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means (i) those substances defined in or regulated under Environmental Law or Order as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law or Order, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, (v) any substance determined by Environmental Law or Order or by any Governmental Entity to cause or to potentially cause material or significant adverse environmental effects, and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law or Order.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Indebtedness” of any Person means, without duplication, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of: (i) indebtedness of such Person for borrowed money including obligations evidenced by any note, bond, debenture or other debt security, (ii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (iii) reimbursement obligations of such Person in respect of drawn letters of credit, or similar instruments, issued or accepted by banks and other financial institutions for the account of such Person; (iv) obligations of such Person under a lease to the extent that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP or IFRS, as applicable; (v) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements; (vi) any Tax obligation of any Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date that has been deferred pursuant to any COVID-19 Measures, any Treasury Regulations or other guidance issued thereunder or in connection therewith or any other Tax legislation related to COVID-19; (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the forgoing as described in clauses (i) through (vi); (viii) (1) underfunded or unfunded defined benefit pensions, (2) accrued and unpaid compensation (including severance), (3) transaction, change in control, retention or similar bonuses, (4) deferred payroll Taxes pursuant to any COVID-19 Financial Assistance Program, together, in the case of each of clauses (1) through (4) with the employer’s portion of any employment Taxes associated with such payments and obligations and (ix) any of the obligations of any other Person of the type referred to in clauses (i) through (vii) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. Notwithstanding the foregoing, Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Insider Letter” means the letter dated December 23, 2021 by and between Arogo Capital Acquisition Corp., its officers, directors and Sponsor, filed as Exhibit 10.1 to Arogo’s Current Report on Form 8-K filed with the SEC on December 29, 2021.

“Intellectual Property Rights” means (i) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) works of authorship, together with all translations, adaptations, derivations thereof, copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, formulations, compositions, methods, processes, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations and social media handles, (vi) rights of privacy (excluding those arising under Privacy Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of this Agreement and made pursuant to Section 182 of the OBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each acting reasonably.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means, to the extent applicable, any federal, state, local, provincial, territorial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothec, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Net Indebtedness” means CAD 15,155,585.

“NASDAQ” means the electronic dealer quotation system owned and operated by Nasdaq Stock Market, LLC.

“OBCA” means Business Corporations Act (Ontario).

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the Occupational Health and Safety Act (Ontario) and the regulations thereto, including the Occupational Health and Safety Code and Occupational Health and Safety Regulation.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Order” means, to the extent applicable, any writ, order, judgment, injunction, decision, determination, award, directive, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, franchises, grants, quotas, registrations, consents, and orders of a Governmental Entity.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or marketability of any Group Company’s assets that are subject thereto (but in all events excluding monetary Liens); (ii) the Liens securing Indebtedness set forth in Section 1.1 of the Company Disclosure Schedule; (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet delinquent or that are being contested in good faith in appropriate proceedings; (iv) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or IFRS; and (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws or Orders promulgated by any Governmental Entity that are registered against title to property.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Information” means information about an identifiable individual in the possession or under the control of any of the Group Companies.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit F, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, each acting reasonably.

“Pre-Money Equity Value” means (A) the Company Enterprise Value minus (B) Net Indebtedness.

“Privacy Laws” means all Laws governing the Processing of Personal Information or the security of Company’s business systems, including the following Laws and their implementing regulations, to the extent applicable: Anti-Spam Laws, California Consumer Privacy Act, the Personal Information and Protection of Electronic Documents Act and substantially similar provincial legislation, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Entity under the foregoing instruments, state data security Laws, state data breach notification Laws, and the General Data Protection Regulation (EU) 2016/679.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, investigation, examination, claim, order, undertaking, compliance agreement entered into, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” means to collect, use, receive, modify, retrieve, disclose, store, handle, share, secure, delete, protect, transfer, retain and/or manage Personal Information.

“PubCo Board” means the board of directors of PubCo.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Replacement Options” means options to purchase PubCo Common Shares with each such option entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Incentive Equity Plan.

“PubCo Warrants” means warrants to purchase PubCo Common Shares, whether vested or unvested.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux), whether pursuant to any license that is now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or that otherwise meets the Open Source Definition set out at http://www.opensource.org/OSD, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public SPAC Warrants” means the SPAC Warrants held by any Persons other than the Sponsor or EF Hutton.

“Real Property Leases” means all written leases, sub-leases, licenses, or other written agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property, including, without limitation, any amendments, modifications, extensions, renewals, notices, registered notices, non-disturbance agreements, estoppel or status certificates.

“Reference Date” means May 1, 2024.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of registration (or an application for registration) by a Governmental Entity or, for domain names, a domain name registrar.

“Registration Statement / Proxy Statement” means a registration statement of PubCo on Form F-4 under the Securities Act relating to all PubCo Common Shares to be issued in connection with the Transactions (including those issuable upon exercise of PubCo Warrants, including PubCo Replacement Options issued pursuant to the Plan of Arrangement) and containing a prospectus of PubCo and proxy statement of SPAC.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit D.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctions and Export Control Laws” means any applicable Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic and political sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, His Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedule and the SPAC Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that (a) results in an actual or reasonably suspected cyber or security incident, including theft or loss of, unauthorized access to, alteration or compromise of, unavailability of, unauthorized disclosure or other Processing of, or other breach of the protection of Personal Information, or (b) could have an adverse effect on a Company IT System or any Company trade secret (including any processed thereby or contained therein), including an occurrence that jeopardizes or is reasonably believed to jeopardize the confidentiality, integrity, or availability of a Company IT System or any Company trade secret.

“Share Consideration” means the aggregate number of Consideration Shares equal to the quotient of: (a) the difference of (i) the Pre-Money Equity Value, minus (ii) Unpaid Expenses, minus (iii) the SPAC Class B Share Amount, divided by (b) $10.00.

“Side Letter” means that certain side letter to be entered into by the SPAC, the Sponsor and the Company on or before the Closing Date setting forth the terms and conditions of the Sponsor Indebtedness Conversion.

“Software” means any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions, nor any actions taken in support of the Transactions, shall constitute a SPAC Acquisition Proposal.

“SPAC Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of SPAC, as it may be amended from time to time.

“SPAC Class A Shares” means the Class A common stock of SPAC, with a par value $0.0001 per share.

“SPAC Class B Share Amount” means an amount equal to the number of SPAC Class B Shares outstanding at the Effective Time (other than any Excluded Shares), multiplied by $10.00.

“SPAC Class B Shares” means Class B common stock of SPAC, with a par value $0.0001 per share.

“SPAC Common Shares” means the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any holder of Company Common Shares, Company Stock Options or Company Warrants pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by SPAC or the Acquisition Entities in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC or any Acquisition Entity, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC or any Acquisition Entity pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, SPAC Expenses shall: (i) not include (A) any Company Expenses, and (B) the cash underwriting discount previously paid prior to the date of this Agreement by SPAC to EF Hutton, a division of Benchmark Investments, LLC (“EF Hutton”), and (ii) include the deferred underwriting fee owed by SPAC to EF Hutton pursuant to the Underwriting Agreement.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers), and Section 6.6 (Capitalization of SPAC).

“SPAC Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the assets of SPAC, or (b) prevent, materially delay or materially impede the ability of SPAC to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that “SPAC Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a SPAC Material Adverse Effect: any adverse change, event, state of facts, development, effect or occurrence attributable to (i) any change in the trading price of SPAC Class A Shares, warrants exercisable therefor or units thereof; or (ii) the taking of any action required or expressly contemplated by this Agreement, including any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, the Acquisition Entities). As it relates to SPAC, the term “Non-Party Affiliates” means “SPAC Non-Party Affiliates.”

“SPAC Private Units” means the units issued by SPAC in a private placement to Sponsor warrant at the time of the consummation of the SPAC’s IPO consisting of one (1) SPAC Class A Share and one (1) SPAC Private Warrant.

“SPAC Private Warrants” means each one (1) whole warrant that was included as part of each SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Public Units” means the units issued in the SPAC IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Share and one (1) SPAC Public Warrant.

“SPAC Public Warrants” means each one (1) whole warrant that was included as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor.

“SPAC Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC.

“SPAC Stockholders” means the holders of SPAC Common Shares as of any determination time prior to the Effective Time.

“SPAC Units” means SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 23, 2021, by and between SPAC and the Trustee, as amended or amended and restated.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“SPAC Working Capital” means unrestricted cash on the balance sheet of SPAC at Closing.

“Sponsor” means Singto, LLC, f/k/a Koo Dom Investment, LLC, a Delaware limited liability company.

“Sponsor Indebtedness” means all Indebtedness owed by the SPAC to the Sponsor as of the Closing Date, including, but not limited to, the following loans from the Sponsor to the SPAC:  (i) the extension loan in the amount of $1,429,996; (ii) the working capital loan in the amount of $180,000; and (iii) the related party loan in the amount of $608,920, in each case as such amounts may be increased from and after the date hereof.

“Sponsor Indebtedness Conversion” means the conversion in accordance with the Side Letter of the following portions of the Sponsor Indebtedness into PubCo Common Shares:  (i) in the event that the cash balance in the Trust Account (excluding PIPE Financing proceeds and after redemptions by stockholders of the SPAC) on the Closing Date is less than $5,000,000, the entire amount of the Sponsor Indebtedness; or (ii) in the event that the cash balance in the Trust Account (excluding PIPE Financing proceeds and after redemptions by stockholders of the SPAC) on the Closing Date is equal to or greater than $5,000,000, fifty percent (50%) of the Sponsor Indebtedness. For the avoidance of doubt, any such Sponsor Indebtedness Conversion shall be excluded from Unpaid SPAC Expenses.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the assessment, imposition, collection or administration of Taxes or Tax Returns.

“Tax Return” means all returns, information returns, statements, filings, certificates, forms, disclosures, declarations, claims for refund, schedules, designations, elections, notices, attachments, reports and other documents (whether in tangible, electronic or other form) filed or required to be filed with any Governmental Entity with respect to Taxes, including any exhibit, schedule, attachment, supplement, appendix, and amendment to any of the foregoing.

“Taxes” means all supranational, national, federal, provincial, state, local, territorial or other taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, goods and services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, disability, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes, fees, penalties, assessments, reassessments or charges of any kind whatsoever imposed or charged by any Governmental Entity, including all interest, fines, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, including any secondary Liability for any of the aforementioned and “Tax” means any one of such Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, Software, hardware, equipment, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents.

“Transaction Financing” means, if any, the PIPE Financing and the Backstop Equity Financing.

“Treasury Regulations” means the United States Department of the Treasury regulations issued pursuant to the Code.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of December 23, 2021, by and between EF Hutton, a division of Benchmark Investments, LLC and SPAC.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means the Unpaid Company Expenses and Unpaid SPAC Expenses, in each case to the extent limited pursuant to Section 2.3(b).

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2 Other Defined Terms.

Term	Section

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Affected Person	2.4(a)
Affiliate Agreements	5.21
Agreement	Preamble
Amalco	Recitals
Arrangement Acquisition	Recitals
Arrangement Effective Time	3.1
Audited Financial Statements	8.16
Broker	2.4(b)(i)
Brown Rudnick	11.19(b)
Canadian Merger Sub	Preamble
Certificate of Merger	4.1
Class A Consideration	4.6(b)
Class B Consideration	4.6(c)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Closing Statement	2.2(b)
Company Counsel Privileged Communications	11.19(a)
Company Counsel Waiving Parties	11.19(a)
Company Counsel WP Group	11.19(a)
Company Reimbursement Termination Fee	10.2(a)
Company Related Party	5.21
Company Required Approval	3.1(a)(iii)
Creator	5.13(d)
D&O Indemnified Parties	8.13(a)
DGCL	Recitals
Disclosed Personal Information	8.21(a)
Effective Time	4.1
Employee Benefit Plans	5.11(a)
Excluded Share	4.6(g)
Fasken	11.19(b)
Financial Statements	5.4(a)
Garfinkle	11.19(a)
Good Standing Certificate	2.2(a)
Insurance Policies	5.15(a)
Intended Canadian Tax Treatment	Recitals

Intended Tax Treatment	Recitals
IPO	11.18
Latest Balance Sheet	5.4(a)
Leased Real Property	5.18(b)
Lock-Up Agreement	Recitals
Material Contracts	5.7(a)
Material Permits	5.6
Merger	Recitals
Merger Consideration	4.6(c)
Merger Sub	Preamble
Merger Sub Common Shares	4.6(e)
Other Withholding Agent	2.4(a)
Parties	Preamble
Payment Spreadsheet	2.2(c)
PIPE Financing	Recitals
Privacy and Data Security Policies	5.22(e)
Privacy and Data Security Requirements	5.22(a)
Prospectus	11.18
PubCo	Preamble
PubCo Incentive Equity Plan	8.15
Public Shareholders	11.18
Rights-of-Way	5.19
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Closing Statement	2.2(a)
SPAC Counsel Privileged Communications	11.19(b)
SPAC Counsel Waiving Parties	11.19(b)
SPAC Counsel WP Group	11.19(b)
SPAC Information	3.1(c)(iv)
SPAC Related Party	6.10
SPAC SEC Reports	6.7
SPAC Stockholders Meeting	8.8
Sponsor Support Agreement	Recitals
SRFC	11.19(a)
Subscription Agreement	Recitals
Supporting Company Shareholders	Recitals
Surviving Company	Recitals
Tax Opinion	8.5(c)
Termination Date	10.1(d)
Transaction Litigation	8.2(f)
Transaction Proposals	8.8
Trust Account	11.18
Trust Account Released Claims	11.18
Trust Agreement	6.8
Trustee	6.8
Unit Separation	4.6(a)
Updated Financial Statements	8.16
Warrant Agreement Amendment	4.6(d)
Withholding Obligation	2.4(a)

ARTICLE II
CLOSING

Section 2.1 Closing of the Transactions.

The closing of the Transactions (the “Closing”) shall take place either at the offices of Brown Rudnick, LLP, 601 13th Street N.W., #600, Washington D.C. 20005, or electronically by exchange of the closing deliverables by the means provided in Section 11.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing; provided that the Parties shall cause the Arrangement to become effective in accordance with the Plan of Arrangement.

Section 2.2 Closing Statements; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company (i) a written notice setting forth SPAC’s good-faith estimate, as of the Closing, of the amount of (A) cash that will be in the Trust Account, (B) Unpaid SPAC Expenses (including a list of all such Unpaid SPAC Expenses, together with written invoices and wire transfer instructions for the payment thereof), (C) SPAC Working Capital, and (D) the Aggregate Transaction Proceeds (the “SPAC Closing Statement”), and (ii) a certificate from the Secretary of State of the State of Delaware confirming that SPAC is validly existing and in good standing in the State of Delaware as of a date between the date hereof and the date such certificate is delivered pursuant to this Section (the “Good Standing Certificate”).

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a written notice setting forth the Company’s good-faith estimate, as of the Closing, of the amount of (i) Unpaid Company Expenses (including a list of all such Unpaid Company Expenses together with written invoices and wire transfer instructions for the payment thereof) and (ii) the Pre-Money Equity Value of the Company (the “Company Closing Statement”), and (iii) a certificate of good standing issued by the Director under the OBCA confirming that the Company is validly existing and in good standing as of the date thereof.

(c) As promptly as practicable following delivery by (i) SPAC pursuant to Section 2.2(a) of the SPAC Closing Statement and (ii) the Company pursuant to Section 2.2(b) of the Company Closing Statement and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon the SPAC Closing Statement and the Company Closing Statement, the Company shall calculate the Pre-Money Equity Value and deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (A) the Company’s good faith calculation of the Consideration, and (B) the number of Consideration Shares payable to each Company Shareholder for each Company Common Share held. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the Company and SPAC shall work together in good faith to finalize the calculation of the Consideration and the Payment Spreadsheet and the Company shall consider in good faith and incorporate any reasonable comments made by SPAC. The allocation of the Consideration Shares set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on the Parties and shall be used by the PubCo for purposes of issuing the Consideration Shares to each Company Shareholder pursuant to Article III, absent manifest error. In issuing the Consideration Shares and pursuant to Article III, PubCo shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 2.3 Closing Transactions. At the Closing:

(a) The Certificate of Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

(b) PubCo shall pay or cause to be paid in cash, by wire transfer of immediately available funds all (i) Unpaid Company Expenses up to a maximum aggregate amount of $250,000 and (ii) Unpaid SPAC Expenses up to a maximum aggregate amount of $500,000, in each case to the accounts set forth in the Company Closing Statement and the SPAC Closing Statement, respectively, to the extent not paid by the Company or SPAC, respectively, prior to the Closing.

(c) The Company shall deliver to SPAC:

(i) a copy of the Lock-Up Agreement, duly executed by the Company Shareholders party thereto;

(ii) a copy of the Registration Rights Agreement, duly executed by such Company Shareholders that are party thereto; and

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.2.

(d) SPAC shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by SPAC;

(ii) a copy of the Registration Rights Agreement, duly executed by the Sponsor; and

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.3.

(e) The Acquisition Entities shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by Merger Sub;

(ii) a copy of the Lock-Up Agreement, duly executed by PubCo;

(iii) a copy of the Registration Rights Agreement, duly executed by PubCo; and

(iv) all other documents, instruments or certificates required to be delivered by any Acquisition Entity at or prior to the Closing pursuant to Section 9.3.

Section 2.4 Withholding Rights.

(a) Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Agreement or the Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b) The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i) withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii) require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares (or other property) delivered or deliverable to such Affected Person pursuant to this Agreement or the Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares (or other property) shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any stockholder of PubCo or SPAC or any Company Shareholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares (or other property), including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

ARTICLE III
THE ARRANGEMENT

Section 3.1 The Arrangement. On the terms and subject to the conditions hereof, the Parties shall proceed to effect the Arrangement under Section 182 of the OBCA at the Effective Time (the “Arrangement Effective Time”), on the terms and subject to the conditions set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable, and in any event no later than three (3) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the SEC, the Company shall apply, pursuant to Section 182 of the OBCA and, in cooperation with SPAC (which shall include the opportunity for SPAC and its Representatives to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC and its Representatives thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreement has been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i) for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and for the manner in which such notice is to be provided to such Persons;

(ii) that the securities of the Company for which holders as at the record date established for the Company Shareholder Meeting shall be entitled to vote on the Company Arrangement Resolution shall be the Company Common Shares (for avoidance of any doubt, the Company Warrants and Company Stock Options shall not have a vote at the Company Shareholder Meeting or in respect of the Company Arrangement Resolution);

(iii) that the requisite approval by Company Shareholders for the Company Arrangement Resolution shall be obtained by: the approval of the Company Arrangement Resolution at the Company Shareholder Meeting by at least two-thirds (2/3) of the votes attaching to the Company Common Shares cast on the Company Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Shareholder Meeting (including any adjournment or postponement thereof) (as applicable, “Company Required Approval”);

(iv) that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholder Meeting;

(v) for the grant of the Arrangement Dissent Rights to Company Shareholders as contemplated by the Plan of Arrangement;

(vi) for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vii) that the Company Shareholder Meeting may be adjourned or postponed from time to time by the Company, with the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii) that the record date for the Company Shareholders entitled to notice of and to vote or at the Company Shareholder Meeting, will not change in respect of any adjournment(s) or postponement(s) of such Company Shareholder Meeting, unless required by Law or the Court;

(ix) confirmation of the record date for the purpose of determining the Company Shareholders entitled to receive material, notice of and vote, at the Company Shareholder Meeting in accordance with the Interim Order;

(x) that each Company Shareholder entitled to receive the Consideration, each holder of Company Warrants entitled to receive the Consideration and each Company Optionholder entitled to receive the Consideration pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time and in accordance with the procedures set out in the Interim Order; and

(xi) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions, provided that such other matters would not reasonably be expected to materially impair, delay or impede the completion of the Transactions contemplated by this Agreement.

(b) The Company Shareholder Meeting.

(i) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholder Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable, and, in such circumstances, shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Shareholder Meeting without the prior written consent of SPAC, except in the case of an adjournment as required for quorum purposes (in which case such Company Shareholder Meeting shall be adjourned or postponed and not cancelled). The Company shall consult with SPAC in fixing the record date for the Company Shareholder Meeting and the date of such Company Shareholder Meeting, give notice to SPAC of such Company Shareholder Meeting and allow SPAC’s Representatives to attend such Company Shareholder Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii) The Company shall provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder, holder of Company Warrants or Company Optionholders in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights and written communications sent by or on behalf of the Company to any such person, and shall cooperate and consult in good faith with SPAC in advance in connection with any discussions or communications with any person in opposition to the Arrangement (including, for greater certainty, any exercise or withdrawal of Arrangement Dissent Rights), (C) the right to demand postponement or adjournment of the Company Shareholder Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided that SPAC shall not be permitted to require the postponement of such Company Shareholder Meeting to more than the earlier of (I) five (5) Business Days prior to the Termination Date and (II) ten (10) days from the date of the first Company Shareholder Meeting, and (D) the right to review and comment on all material communications sent to the Company Shareholders regarding the Transactions, the Company Shareholder Meeting and to participate in any material discussions, negotiations or Proceedings with or including any such Company Shareholders regarding the Transactions. Unless required by Law, the Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SPAC.

(iii) The Company shall solicit proxies in favor of the Company Arrangement Resolution, including, if so requested by SPAC using the services of dealers and proxy solicitation firms to solicit proxies in favor of the approval of the Company Arrangement Resolution.

(iv) At the reasonable request of SPAC from time to time, promptly provide SPAC with a list (in both written and electronic form) of: (i) the registered Company Shareholders, together with their addresses and respective holdings of Company Shares; (ii) the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company; and (iii) participants in book-based systems and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares. The Company shall from time to time require that its registrar and transfer agent furnish SPAC with such additional information, including updated and additional lists of Company Shareholders and lists of holdings and other assistance as SPAC may reasonably request.

(c) The Company Information Circular.

(i) The Company shall, as soon as reasonably practicable, prepare and complete, in good-faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholder Meeting and the Arrangement, and the Company shall cause the Company Information Circular and such other documents to be delivered to each Company Shareholder, holder of Company Warrants, Company Optionholders and other Persons as required by the Interim Order and applicable Law.

(ii) The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved by or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure complies with applicable Law in all material respects, (B) does not contain any Misrepresentation, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved by or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure does not contain any Misrepresentation, and (C) provides the Company Shareholders with sufficient information, which is explained in sufficient detail, to permit them to form a reasoned judgment concerning the matters to be placed before the Company Shareholder Meeting.

(iii) Without limiting the generality of Section 3.1(d)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has after consulting with outside legal counsel in evaluating the Arrangement unanimously determined that the Arrangement is in the best interests of the Company and that the Consideration is fair, from a financial point of view, to the Company Shareholders, and unanimously recommends that the Company Shareholders vote in favor of the Company Arrangement Resolution, (B) a copy of the Interim Order, (C) a statement that each Supporting Company Shareholder has entered into the Shareholder Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution, and (D) a statement that each director and executive officer of the Company has agreed to vote all of such individual’s Company Common Shares in favor of the Company Arrangement Resolution.

(iv) SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC and the Acquisition Entities required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable and timely opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to SPAC and the Acquisition Entities included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders, holders of the Company Warrants and holders of the Company Stock Options.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d) The Final Order. If: (a) the Interim Order is obtained; and (b) the Company Arrangement Resolution is approved at the Company Shareholder Meeting as provided for in the Interim Order and as required by applicable Law, the Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 181 of the OBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed, in writing, by SPAC. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (i) the date that is ten (10) Business Days after the date on which the Court grants telephonic or other remote means of hearing the application; (ii) the date the Court specifies as the hearing date for the Final Order; and (iii) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

(e) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC and the Acquisition Entities shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable and timely opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and reasonably consider the comments of SPAC and its Representatives, and all information relating to SPAC and the Acquisition Entities included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any notice of appearance, response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, acting reasonably; provided that SPAC is not required to agree or consent to any increase or variation in the form of the Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations or Liabilities, or diminishes or limits SPAC’s rights, set forth in any such materials or under any such filed or served materials, this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreement; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if, at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good-faith consultation and cooperation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement (and Section 11.3 hereof), SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis with any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

(f) Articles of Arrangement and the Closing Date.

(i) The Articles of Arrangement shall include and implement the Plan of Arrangement.

(ii) The Arrangement shall be effective at the Arrangement Effective Time on the Closing Date and will have all of the effects provided by applicable Law.

(iii) The Company shall file the Articles of Arrangement with the Director no later than, and the Arrangement shall become effective on, the Closing Date.

Section 3.2 Treatment of Company Warrants. The Parties acknowledge that the outstanding Company Warrants shall be treated in accordance with the Plan of Arrangement.

Section 3.3 Effect of the Arrangement. The Parties agree that the Plan of Arrangement will be carried out on the following basis:

(a) the Plan of Arrangement will be subject to the approval of the Court;

(b) the Court will be required to hold a hearing to satisfy itself as to the fairness of the terms and conditions of the Plan of Arrangement to all the Company Shareholders who are entitled to receive PubCo Common Shares, holders of Company Warrants and Company Optionholders, as applicable, pursuant to the Plan of Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Plan of Arrangement is approved by the Court as being fair to such Company Shareholders, the Company Warrantholders and the Company Optionholders;

(c) the Company will ensure that the Company Shareholders entitled to receive PubCo Common Shares, the holders of Company Warrants entitled to receive PubCo replacement warrants under the Arrangement and the holders of the Company Stock Option entitled to receive PubCo Replacement Options will be given adequate and timely notice advising them of their right to attend the hearing of the Court to give approval of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(d) the Interim Order will specify that each Company Shareholder entitled to receive PubCo Common Shares, each holder of Company Warrants entitled to receive PubCo Replacement Warrants and each holder of Company Stock Options entitled to receive PubCo Replacement Warrants will have the right to appear before the Court at the hearing of the Court to give approval of the Plan of Arrangement so long as they follow the procedures as set out in the Interim Order; and

(e) the Final Order approving the Plan of Arrangement will expressly state that the terms and conditions of the Plan of Arrangement are approved by the Court as being fair and reasonable to the Company Shareholders, holders of Company Warrants and Company Optionholders.

ARTICLE IV
THE MERGER

Section 4.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed upon by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as SPAC and Merger Sub may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 4.2 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly owned subsidiary of PubCo.

Section 4.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 4.4 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of SPAC as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 8.13) or by applicable Law.

Section 4.5 Directors and Officers of the Surviving Company. SPAC shall take necessary corporate action so that, immediately after the Effective Time, (a) the directors of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal, and (b) the officers of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 4.6 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Common Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Common Share and of one (1) SPAC Warrant. The SPAC Common Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 4.6.

(b) SPAC Class A Shares. At the Effective Time, each issued and outstanding SPAC Class A Share (other than any Excluded Shares) shall be automatically converted into and exchanged for the right to receive one PubCo Common Share (the “Class A Consideration”), following which each SPAC Class A Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to the SPAC Class A Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.6(b) to be issued in book-entry form as of the Effective Time.

(c) SPAC Class B Shares. At the Effective Time, each issued and outstanding SPAC Class B Share (other than any Excluded Shares) shall be automatically converted into and exchanged for the right to receive one PubCo Common Share (the “Class B Consideration” and together with the Class A Consideration, the “Merger Consideration”), following which each SPAC Class B Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to the SPAC Class B Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.6(c) to be issued in book-entry form as of the Effective Time.

(d) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into one (1) PubCo Warrant on the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 4.6(d), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 4.6(d), including adding PubCo as a party thereto (the “Warrant Agreement Amendment”).

(e) Merger Sub Common Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.6, none of the Parties or the Surviving Company nor the Depositary shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g) Excluded Shares. Each SPAC Common Share held in SPAC’s treasury (each, an “Excluded Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable to any Person with respect thereto.

(h) Delivery of Merger Consideration. (a) All PubCo Common Shares and PubCo Warrants delivered upon the exchange of SPAC Common Shares and SPAC Warrants, respectively, in accordance with the terms of this Article IV, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Common Shares and SPAC Warrants, respectively, and (b) at the Effective Time, the stock transfer books of SPAC shall be closed, and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Common Shares and SPAC Warrants that were issued and outstanding immediately prior to the Effective Time.

(i) Fractional PubCo Shares. Notwithstanding anything in this Agreement to the contrary, no fractional PubCo Common Shares shall be issued in the Merger. Each holder of SPAC Class A Shares who would otherwise have been entitled to receive as a result of the Merger a fraction of a PubCo Common Share (after aggregating all SPAC Class A Shares held by such holder) shall receive such number of PubCo Common Shares rounded down to the nearest whole share.

Section 4.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 4.8 PIPE Financing. Concurrently with the execution and filing of the Registration Statement / Proxy Statement, SPAC shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist SPAC in arranging and obtaining financing for SPAC in the form of a minimum of $3,000,000 in Transaction Financing of equity and/or debt, on terms and conditions mutually agreeable to SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Except as set forth on the Company Disclosure Schedule (each section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this Article V), the Company hereby represents and warrants to SPAC and each Acquisition Entity as follows:

Section 5.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited partnership, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, organization, amalgamation or continuation (as applicable). Section 5.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of organization, incorporation, amalgamation, continuation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited partnership, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would be material to the Group Companies as a whole or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable.

(b) Prior to the date of this Agreement, true, correct and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement, and no action has been taken to amend or supersede such Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.2 Capitalization of the Group Companies.

(a) Section 5.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date of this Agreement of (i) the authorized capital of each class or series (as applicable) of the Equity Securities of the Company, (ii) the number and class or series (as applicable) of all the Equity Securities of the Company issued and outstanding, (iii) the identity of the Persons that are the holders thereof (with respect to the Company Warrants, to the knowledge of the Company), and (iv) with respect to each Company Stock Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) whether such Company Stock Option is vested or unvested, together with any applicable vesting schedule and performance conditions (including acceleration provisions), (E) with respect only to the Company Stock Option, the name of the applicable registered holder, identifying whether such holder is not an employee of the Company, and (F) the number of Company Common Shares issuable upon exercise of each Company Stock Option. All the Equity Securities of the Company have been duly authorized and validly issued. All the outstanding Company Common Shares are fully paid and non-assessable. The Company Equity Plan and the issuance of Company Common Shares under such plan (including all outstanding Company Stock Options issued thereunder) have been duly authorized by the Company Board in compliance with Law and the terms of the Company Equity Plan.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call options, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (iv) to the Company’s knowledge, except as set forth in Section 5.2(b) of the Company Disclosure Schedule are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company, and applicable Securities Law). Except those set forth on Section 5.2(a) of the Company Disclosure Schedule and those either permitted by Section 8.1(b) or issued, granted or entered into in accordance with Section 8.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all the Equity Securities of each Subsidiary of the Company issued and outstanding, and (ii) the identity of the Persons that are the registered holders thereof. Except as issued pursuant to the Company Equity Plan, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than other Group Companies) or the right to acquire any such Equity Security, and none of the Group Companies is a partner or member of any partnership, limited liability company or joint venture.

(e) Section 5.2(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) All dividends or distributions on the securities of all the Group Companies that have been declared or authorized as of the date of this Agreement have been paid in full.

Section 5.3 Authority. The Company and its Subsidiaries have all requisite corporate, limited partnership, limited liability company or other entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval) and to consummate the Transactions. On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (a) determining that this Agreement and the Ancillary Documents to which the Company is a party and the Transactions are fair from a financial point of view to its shareholders, and in the best interests of the Company, and (b) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Subject to the receipt of the Interim Order, Final Order and Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 5.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true, correct and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of June 30, 2023, June 30, 2022, and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and (ii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2024, and the related unaudited consolidated statements of operations, cash flows and changes of equity for the nine months ended March 31, 2024 (the “Latest Balance Sheet”) (collectively, the “Financial Statements”), which are attached as Section 5.4(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein, and (C) when delivered by the Company for inclusion in the Registration Statement / Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.16, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b) Except (i) to the extent reflected or reserved for in the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities reasonably incurred after the Latest Balance Sheet in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions, and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Companies has any Liability of any kind. The Company has no off-balance sheet arrangements.

(c) The Company has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that: (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets, and (iii) the Company and its Subsidiaries are able to prevent or timely detect unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.

(d) Since the Reference Date, neither the Company, nor to the Company’s knowledge, an independent auditor of the Company, has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) Since the Reference Date, (i) no Group Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of any Group Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or Transactions, (ii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement, the Ancillary Documents or the Transaction. No Group Company is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, no Group Company is a “U.S. Business” as that term is defined in 31 CFR § 800.252.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party, (B) any Material Permits, or (C) any Company Rights-of-Way or Real Property Lease, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) except as set forth in Section 5.5(b) of the Company Disclosure Schedule, result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.6 Permits. Each of the Group Companies is and since the Reference Date has been in possession of all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company. Neither the Company nor any Group Company is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) a Material Permit, except, in each case, for any such conflicts, defaults, breaches or violations that are not or would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 5.7 Material Contracts.

(a) Section 5.7(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following material Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 5.7(a) of the Company Disclosure Schedule, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 5.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of any of Group Company’s Registered Intellectual Property, Company Products, assets, services, rights or properties (other than Leased Real Properties) with respect to which the Company reasonably expects that a Group Company will make payments in excess of CAD 500,000 annually or CAD 5,000,000 in the aggregate for the remaining term of such contract;

(ii) any Contract relating to (A) Indebtedness of any Group Company or (B) any pledge agreements, security agreements or other collateral agreements in which any Group Company granted to any Person a Lien on any material assets or properties of any Group Company, other than Permitted Liens;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Group Company is a party that provide for payments by a Group Company or to a Group Company in excess of CAD 500,000, in the aggregate, over any twelve (12)-month period;

(iv) any Contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(v) all partnership, joint venture or similar agreements, including customary joint operating agreements, pooling agreements or unit agreements affecting the principal business activities of any Group Company that would reasonably be expected to be in excess of CAD 1,000,000 in the aggregate during the twelve (12) month period following the date of this Agreement;

(vi) any joint development agreement, exploration agreement, participation, farmout, farming or program agreement or similar contract requiring a Group Company to make expenditures that would reasonably be expected to be in excess of CAD 1,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement;

(vii) any Contract awarded by a Group Company to a third party in the performance of a contract with a Governmental Entity;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, or with any Person or in any geographic area, including any “area of mutual interest” or similar provisions, or that would so limit or purport to limit, in any material respect, the operations of PubCo or any of its Subsidiaries after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not to the benefit of any Group Company, or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, in any material respect, PubCo or any of its Subsidiaries after the Closing;

(ix) any Contract that results in any Person holding an irrevocable power of attorney from any Group Company that relates to any Group Company or its business;

(x) any leases or master leases of personal or real property reasonably likely to result in annual payments of CAD 250,000 or more in a twelve (12)-month period;

(xi) any Contract involving the use of any Company Licensed Intellectual Property required to be listed in Section 5.13(a) of the Company Disclosure Schedule;

(xii) any Contract that involves the license or grant of rights to Company Owned Intellectual Property by or on behalf of any Group Company other than non-exclusive licenses (or sublicenses) of Company Owned Intellectual Property granted in the ordinary course of business;

(xiii) any Contract pursuant to which the Company agrees to jointly develop or own any Intellectual Property Rights with any third party;

(xiv) any Contract pursuant to which the Company may develop any Intellectual Property Rights to be owned by any third party;

(xv) any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis reasonably likely to result in annual payments of CAD 250,000 or more in a twelve (12)-month period;

(xvi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) CAD 1,000,000 annually, or (B) CAD 5,000,000 over the life of the agreement;

(xvii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of CAD 500,000;

(xviii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(xix) any Affiliate Agreement;

(xx) any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Subsidiaries after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any assets or properties of any Group Company or any material Intellectual Property Rights;

(xxi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual contractor (or, independent contract, as applicable) or consultant or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of CAD 100,000, or (B) providing for any success, change-of-control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions;

(xxii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xxiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Subsidiaries after the Closing);

(xxiv) any Contract with any Governmental Entity to which the Company or its Subsidiaries is a party;

(xxv) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xxvi) any Contract that is a gathering, transportation, extraction, processing or similar agreement to which a Group Company is a party involving the gathering, transportation, extraction, processing or treatment of cannabis or cannabis related products that is not terminable without penalty within ninety (90) days; and

(xxvii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of CAD 250,000 or (B) aggregate payments to or from any Group Company in excess of CAD 1,000,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), (ii) to the Company’s knowledge, the applicable Group Company and the counterparties thereto are not in breach of, or default under, any Material Contract in any material respect, and (iii) to the Company’s knowledge, no event has occurred (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Material Contract by the applicable Group Company or the counterparties thereto. Prior to the date of this Agreement, the Company has made available to SPAC true, correct and complete copies of all Material Contracts in effect as of the date hereof.

Section 5.8 Absence of Changes. During the period from the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course of business in all material respects, except as required by applicable Law, and (c) the Group Companies have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company Products and the Company Licensed Intellectual Properties) other than in the ordinary course of business.

Section 5.9 Litigation. Except as disclosed in Section 5.9 of the Company Disclosure Schedule, since the Reference Date, (a) there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company, the business of any Group Company or any property or asset of any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 5.10 Compliance with Applicable Law. Since the Reference Date, each Group Company (a) conducts and has conducted its business in accordance with all Laws and Orders applicable to such Group Company in all material respects, and is not and has not been in violation of any such Law or Order, (b) has not received any written, or to the Company’s knowledge, oral communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, and (c) to the Company’s knowledge is not and has not been subject to any investigation or audit by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Schedule lists, all Employee Benefit Plans as of the date of this Agreement (whether or not material, collectively, the “Employee Benefit Plans”). No Group Company has within the past six (6) years maintained, sponsored, contributed to, or was required to contribute to Employee Benefit Plans primarily for the benefit of current or former employees outside of Canada, including Employee Benefit Plans subject to ERISA or the Code.

(b) With respect to each Employee Benefit Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto, together with all material agreements or documents pursuant to which the Employee Benefit Plan is maintained, funded and administered, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) copies of the most recent summary plan description and any summaries of material modifications, (v) the most recently prepared actuarial valuation report, (vi) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vii) the most recent employee booklet or employee handbook. No Group Company has made any express commitment to create any new Employee Benefit Plan or to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by applicable Law. Subject to the requirements of applicable Laws, no provision of any Employee Benefit Plan or of any Contract, and no act or omission of any Group Company, limits, impairs, modifies or otherwise affects the right of any Group Company to unilaterally amend or terminate any Employee Benefit Plan.

(c) None of the Employee Benefit Plans is or was within the past six (6) years: (i) a “registered pension plan” as defined in subsection 248(1) of the Tax Act, (ii) a “deferred profit sharing plan,” a plan providing a “retiring allowance” or a “retirement compensation arrangement,” each as defined as subsection 248(1) of the Tax Act, (iii) a “pension plan” within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Employee Benefit Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act, nor does any Group Company have or reasonably expect to have any liability or obligation under any such plans.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of Transactions will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual contractor (or independent contractor, as applicable) or consultant or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual contractor (or independent contractor, as applicable) or consultant or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual contractor (or independent contractor, as applicable) or consultant or other service providers of any of the Group Companies, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of any of the Group Companies or any other Person to amend or terminate any Employee Benefit Plan, or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, none of the Employee Benefit Plans provide, nor does any Group Company have or reasonably expect to have any obligation to provide, retiree, life, or medical benefits to any current or former employee, officer, director or consultant of each Group Company or their respective beneficiaries or dependents after termination of employment or service, except as required by applicable Law.

(f) Each Employee Benefit Plan is and has been within the past six (6) years maintained, administered, funded, registered (where applicable) for tax exempt status (and, where applicable, accepted for registration), communicated and invested (where applicable), in all material respects, in compliance with its terms and the requirements of all applicable Laws. Each Group Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any Group Company or other party to, any Employee Benefit Plan. No Action or dispute is pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course of business) and, to the Company’s knowledge, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Employee Benefit Plan and no Taxes, penalties or fees are owing or exigible under any Employee Benefit Plan.

(g) All contributions, premiums or payments required to be made or remitted with respect to any Employee Benefit Plan have been timely made or remitted to the extent due or properly accrued on the consolidated financial statements of each Group Company. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Employee Benefit Plans and no accumulated funding deficiencies or deferred funding arrangements exist in any Employee Benefit Plan.

(h) All employee data necessary to administer each Employee Benefit Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries and all such data is complete and correct in all material respects, and is in a form that is sufficient for the proper administration of each Employee Benefit Plan.

Section 5.12 Environmental Matters. Except as does not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and except as disclosed in Section 5.12 of the Company Disclosure Schedule, since the Reference Date:

(a) The operations of the Group Companies have complied, and currently do comply, in all material respects with all applicable material Environmental Laws and Orders.

(b) None of the Group Companies have received any written notice, report, Order, or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or Liability under, any Environmental Laws and Orders.

(c) There are (and since the Reference Date there have been) no Proceedings pending and the Group Companies have not received any notice threatening Proceedings in respect of any Environmental Laws and/or Orders.

(d) The Company has not received written notice of, nor to the Company’s knowledge, has there been any contamination by, or exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Substances. The Company has not received written notice of, nor to the Company’s knowledge, has there been any releases of any Hazardous Substances at any property currently or, to the Company’s knowledge, formerly owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) in concentrations or circumstances that exceed published standards or that are regulated by or required by Environmental Laws to be reported, investigated or remediated by the Group Company.

(e) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under any Environmental Law or Order, including as required under Canadian Environmental Laws for reclamation or remediation purposes.

(f) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by each Group Company comply in all material respects with all applicable Environmental Laws and Orders.

(g) The Group Companies have made available to SPAC copies of all environmental Permits, assessments, audits and reports and all other material environmental and health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property, and (iii) material unregistered Intellectual Property Rights, Software or Technology owned or purported to be owned by any Group Company, in each case, as of the date of this Agreement. Section 5.13(a) of the Company Disclosure Schedule lists, for each item of Company Registered Intellectual Property as of the date of this Agreement, (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens) and duly licenses or otherwise has the right to use all Company Licensed Intellectual Property. For all patents owned by the Group Companies, each inventor on the patent has assigned their rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person. Section 5.13(c) of the Company Disclosure Schedule sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property specified in Section 5.13(a) of the Company Disclosure Schedule and the Company Licensed Intellectual Property specified in Section 5.13(c) of the Company Disclosure Schedule constitutes all material Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses and is sufficient for the conduct of such businesses (including offering of Company Products) as currently conducted. The Company Owned Intellectual Property is subsisting, valid and enforceable. To the Company’s knowledge, the Company Licensed Intellectual Property is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Licensed Intellectual Property are valid and enforceable (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought). The consummation of the Transactions will not (x) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Intellectual Property Rights or under which it grants any Person rights to use any Intellectual Property Rights, (y) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, or (z) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Intellectual Property Rights.

(c) Each Group Company’s founders, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and Confidential Information in the possession or control of all Group Companies. No Group Company has disclosed any such trade secrets or Confidential Information that is material to the businesses of the Group Companies, to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information. Each of Group Company’s Creators have assigned in writing, or have agreed in writing to a present assignment to such Group Company, all material Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Creator’s employment or other engagement with such Group Company and has waived in writing (or in the case of contractors that are not individuals, has ensured all individuals who have participated in the authorship, invention, creation, improvement, modification or development of Company Owned Intellectual Property have waived in writing) all of their moral rights thereto in favor of such Group Company and its successors and assigns.

(d) Each Group Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other Confidential Information owned by or in the possession or control of any Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of any Group Company, or of any written obligations with respect to such.

(e) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(f) Neither the conduct of the businesses of the Group Companies nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates the rights, including any Intellectual Property Rights of any other Person.

(g) Except as disclosed in Section 5.13(h) of the Company Disclosure Schedule, since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any patent or consider the applicability of any patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(h) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(i) The Group Companies own, lease, license, or otherwise have the legal right to use all Company IT Systems, and such Company IT Systems are sufficient for the needs of the business of the Group Companies as currently conducted. The Group Companies maintain reasonable industry standard disaster recovery policies, procedures and facilities, and there has not been any failure with respect to any of the Company Products or other Company IT Systems that has not been remedied or replaced. Each Group Company has purchased or has otherwise obtained, possesses and is in compliance with valid licenses to use all Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the unauthorized delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(j) No Public Software (or any modification or derivative thereof) has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that:

(i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason;

(ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property;

(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property; or

(iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than in compliance with notice and attribution requirements.

(k) The Group Companies are and have been in compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or otherwise made available with any Company Product.

(l) Section 5.13(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all Government Grants or funding of any university, college, other educational institution or research center or other Governmental Entity that were received by or provided to any Group Company.

Section 5.14 Labor Matters.

(a) Section 5.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, which sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part-time); (iii) location of employment; (iv) hire date and seniority date, if different; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) details of any visa or other work permit (including type of visa and expiration date, as applicable); (vii) the entitlements applicable in the event of termination of employment if other than the requirement to provide notice as required under common law; (viii) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (ix) incentive payment history over the past three fiscal years. With respect to all Current Employees who are on disability leave, maternity leave or any other authorized or unauthorized leaves, the Company has made available to SPAC a true, correct and complete list of: (A) the reason for the employee’s leave, if known by the Company; (B) the date the leave started; and (C) the expected return date (where available). The Company Subsidiaries do not have, and have never had, any employees.

(b) Section 5.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of each individual engaged by each Group Company as a contractor (or independent contractor, as applicable) or consultant as of the date of this Agreement, which sets forth for each Person: (i) a description of the services provided and the location where such services are provided; (ii) the compensation applicable to such services; (iii) engaging Group Company; (iv) a description of the notice or compensation due upon termination of the services; (v) the date upon which the contractor or consultant first commenced services to each applicable Group Company, whether as a contractor (or independent contractor, as applicable), consultant or employee; (vi) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (vii) incentive payment history over the past year; and (viii) details of any Contract applicable to such services. All contractors (or independent contractors, as applicable) and consultants are properly classified as independent contractors for purposes of applicable Laws.

(c) The individuals set forth on Sections 5.14(a) and 5.14(b) of the Company Disclosure Schedule represent the entirety of those individuals necessary to operate and manage the business of the Company and the Subsidiaries of the Company as currently operated and managed.

(d) As of the date of this Agreement and during all times during the three (3)-year period immediately prior to the date hereof, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Group Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. None of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, vacation pay, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurance or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business and consistent with past practice). All amounts due or accrued due, as of the Effective Time, for all salary, wages, vacation with pay, commissions, bonuses, sick days and benefits under the Employee Benefit Plans have either been paid or have been properly accrued and accurately recorded in the books and records of the Company or any Group Company. The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees, consultants or contractors (or independent contractors, as applicable) and other service providers of each Group Company, except, in each case, as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) No circumstances presently exist that would require either the Company or any Subsidiary of the Company to provide group termination notice or pay in lieu of such notice pursuant to applicable Laws in respect of the dismissal or cessation of employment of any past or present employees of any Group Company.

(f) No employee of the Company is or has ever been represented by a labor union, works council, trade union, industrial organization or similar representative of employees with respect to his or her employment with the Company, and the Company is not and has never been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against the Company with respect to any employees of the Company or any other individuals who have provided services with respect to the Company. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Entity or demands for recognition as the bargaining unit representative with respect to the Company and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any of their respective employees. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee, consultant or contractor (or independent contractor, as applicable) of the Company at any time within the three (3)-year period immediately prior to this Agreement, except as did not result in or would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce change affecting employees of the Group Companies has occurred since June 30, 2021, or is currently contemplated, planned or announced. The Group Companies have not experienced any employment-related Liabilities with respect to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No current or former employee of any Group Company has filed or, to the knowledge of the Company, threatened any Proceedings against any Group Company related to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) There are no material Actions pending or, to the Company’s knowledge, threatened against any Group Company by any of their respective current or former employees or any other individuals who have provided services to any Group Company.

(i) The Company is and has been since the Reference Date in all material respects, in compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours of work, anti-discrimination, anti-harassment, anti-retaliation, accessibility, pay equity, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, tax withholding, and classification of employees, workers, consultants and contractors; and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company, and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(j) Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Entity pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Subsidiary of the Company or any current or former employees of the Company or any Subsidiary of the Company. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Entity pursuant to any Occupational Health and Safety Laws regarding the Company or the Subsidiaries of the Company.

(k) No Group Company contributes or has any obligation to contribute to any fund for a Plan that is a defined benefit plan in respect of the Current Employees and no Group Company is liable to contribute in respect of any such defined benefit plan or fund.

(l) No Group Company is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Group Company or other person other than pursuant to any Plan set out in Section 5.14(a) of the Company Disclosure Schedule.

(m) There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise (including any Taxes) due on the part of any Group Company or any Current Employee, consultant or contractor (or, independent contractor, as applicable) of the Group Company (if applicable) that are outstanding and unpaid.

Section 5.15 Insurance.

(a) Section 5.15 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Group Company is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Company’s knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.16 Tax Matters.

(a)

(i) each Group Company has duly and timely prepared and filed all Tax Returns required to have been filed by it (taking into account any valid applicable extensions), all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return, including all installments on account of Taxes for the current year that are due and payable;

(ii)  (A) all Taxes not yet due and payable by any Group Company or required to be reserved for in accordance with IFRS have been properly and adequately accrued or reserved for, in the case of such Taxes in respect of periods ending on or before the Reference Date, on the Latest Balance Sheet, and otherwise, on the books of account of the applicable Group Company, in each case, in accordance with IFRS, and (B) no Group Company has incurred any liability for Taxes since the Reference Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for changes in operations in the ordinary course of business);

(iii)  (A) each Group Company has duly and timely withheld and collected and paid to the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by such Group Company in connection with amounts paid, credited or owing to or from (or deemed paid, credited or owing to or from) any employee, officer, director, contractor (or, independent contractor, as applicable), creditor, stockholder, customer, non-resident, or other Person, and (B) each Group Company has complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) no Group Company is currently the subject of a Tax audit, claim, action, suit, proceeding or examination or, to the Company’s knowledge, investigation, or has been informed in writing of the commencement or anticipated commencement of any Tax audit, claim, action, suit, proceeding, investigation or examination;

(v) no Group Company has consented to extend, modify or waive the time in which any Tax may be assessed or collected by any Tax Authority or any Tax Return may be filed, other than any such extensions, modifications or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, or to extend or waive the time for any elections, designations or similar filings relating to Taxes for which a Group Company is or may be liable, and no request for any such waiver, modification or extension is currently pending;

(vi)  (A) no advance tax rulings, technical interpretations, advance pricing agreements or similar rulings or agreements have been entered into with or issued by any Tax Authority with respect to any Group Company which interpretation, agreement or ruling would be effective after the Closing Date and no request for any such advance tax rulings, technical interpretations, advance pricing agreements or similar agreements or rulings is currently pending and (B) no Group Company is the beneficiary of any Tax holidays, deferrals, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements;

(vii) no Tax Authority has asserted, assessed or proposed or threatened in writing to assert, assess or propose any adjustment to any Tax Return or deficiency for Taxes in respect of any Group Company;

(viii) there are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;

(ix) no Group Company is a party to, is otherwise bound by, or has any obligation under any Tax allocation, Tax sharing, Tax indemnity, gross-up, apportionment, assignment or similar agreement or arrangement (other than (A) provisions included in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes, or (B) with any other Group Company);

(x) except as set forth on Section 5.16(a)(x) of the Company Disclosure Schedule, since the Reference Date, there are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company;

(xi) in the past six (6) years, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation, or required to filed Tax Returns, of such type by such jurisdiction;

(xii)  (A) each Group Company is registered for sales, value-added, goods and services, transfer Tax or any similar Tax, including GST/HST and provincial or territorial sales Taxes, in each jurisdiction where it is required to be so registered, (B) each Group Company has complied with all applicable Laws related to such Taxes, including duly and timely collecting, reporting and remitting all amounts on account of such Taxes required by applicable Law to be collected, reported and remitted by it and duly and timely reporting and remitting to the appropriate Governmental Entity any such amounts required by Law to be remitted by it, and (C) all input tax credits claimed by the Company for GST/HST purposes have been calculated and claimed in accordance with applicable Law;

(xiii) each Group Company has at all times complied with all applicable Law regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Group Companies;

(xiv) all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of each Group Company have been assessed by the relevant Tax Authorities and notices of assessment have been issued to each such entity by the relevant Tax Authorities for all taxation years or periods ending prior to and including the taxation year or period ended June 30, 2023;

(xv) no Group Company has deferred the payment of any Tax, claimed or received any Tax refund or credit, been deemed to have overpaid or remitted any Taxes, or applied or received any support payments, loans, benefits or other incentives being provided, in each case, pursuant to any COVID-19 Measures, or any other Tax legislation related to COVID-19, as a result of the COVID-19 pandemic from any Governmental Entity or agency or financial institution or pursuant to any written agreement with a Tax Authority that remains unpaid;

(xvi) no Group Company has made an “investment” for purposes of section 212.3 of the Tax Act in a corporation that is a “foreign affiliate” for purposes of the Tax Act;

(xvii) no Group Company (x) has ever been a member of a group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group consisting only of Group Companies), or (y) has any Liability for the Taxes of any Person (other than a Group Company) under Section 160 of the Tax Act or Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or pursuant to any applicable Law or otherwise;

(xviii) no Group Company will be required to include an item of income in, or exclude an item of deduction from, taxable income for any taxable period or any portion of any taxable period ending on or after the Closing Date as a result of (A) an installment sale, open transaction or intercompany transaction entered into prior to the Closing; (B) any prepaid amounts, deposits, deferred revenue or advance payments received or paid prior to the Closing; or (C) a change in method of accounting requested or occurring prior to the Closing or the use of an improper method of accounting prior to the Closing; and

(xix) no Group Company has claimed a deduction or reserve on a Tax Return in respect of an amount that could be included in income for any period ending after the Closing.

(b) No Group Company is, or during the past five (5) years has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code). The Company is not a “passive foreign investment company” as defined in Section 1297(a) of the Code.

(c) No Group Company has ever had an obligation to file an information return pursuant to Sections 237.3 or 237.4 of the Tax Act (or any similar provision of provincial, state, local or foreign Law).

(d) (i) The Company is, and has been at all times since its formation, properly treated as a foreign corporation for U.S. federal income tax purposes, (ii) each Group Company is and has been at all times since its formation, properly treated as a foreign entity for U.S. federal income tax purposes, (iii) no Group Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and (iv) no Group Company (nor any of their respective predecessors) is or has been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation under Section 7874(b) of the Code.

(d) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction governed or purported or intended to be governed by Section 355 or Section 361 of the Code.

(e) For purposes of Treasury Regulations Section 1.367(a)-3(c)(3), the Group Companies are and have been engaged in an active trade or business outside of the United States within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months (determined taking into account the special rules set forth in Treasury Regulations Section 1.367(a)-3(c)(3)(ii)). None of the Group Companies has an intention to substantially dispose of or discontinue such trade or business or any Group Company conducting such trade or business. The Group Companies have not acquired any assets outside of the ordinary course of business within the last thirty-six (36) months that would be disregarded from the determination of the value of PubCo under Treasury Regulations Section 1.367(a)-3(c)(3)(iii).

(f) No Group Company has, directly or indirectly, acquired any stock of a U.S. corporation, substantially all of the properties held directly or indirectly by a U.S. corporation or substantially all of the properties constituting a trade or business of a U.S. partnership within the last thirty-six (36) months or otherwise pursuant to a plan (or series of related transactions) with the Transactions. No Group Company has, directly or indirectly, acquired or transferred any asset or liability as part of a plan, a principal purpose of which is to avoid the purposes of Section 7874 of the Code. Property described in Treasury Regulations Section 1.7874-7(e)(1) (including any property that is substituted or acquired in exchange therefor in a transaction related to the Transactions) will constitute not more than 50% of the gross value of all property of the Group Companies (other than, to avoid double counting, stock or partnership interests in, or obligations of, any Group Company).

(g) The Group Companies have “substantial business activities” (within the meaning of Section 7874(a)(2)(B)(iii) and Treasury Regulations Section 1.7874-3) in Canada.

(h) No Group Company (A) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (B) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; and (C) is, or has ever been, subject to income Tax in a country outside its country of organization or incorporation.

(i) Each Group Company is a resident of Canada for purposes of the Tax Act.

(j) The Company has not knowingly withheld from the Parties any information in its possession related to Taxes that discloses a matter in respect of taxes that would have a material negative effect on the Company or its business.

(k) Except as set forth on Section 5.16(l) of the Company Disclosure Schedule and to the knowledge of the Company, the Company Shareholders as of the date hereof are residents of Canada.

(l) No Group Company has taken or agreed to take any action, has failed to take or agreed not to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17 Brokers. Except as set forth on Section 5.17 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true, correct and complete copy of all Contracts, including its engagement letter, between the Company and the Persons identified on Section 5.17 of the Company Disclosure Schedule, other than those that have expired or terminated in all respects and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.18 Real and Personal Property.

(a) Owned Real Property. No Group Company is the legal or beneficial owner of any fee simple interest in real property or entitled to any option to purchase or right of first refusal to purchase any real property.

(b) Leased Real Property. Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, and with respect to clause (a) and this clause (b), (a) each Group Company has valid leasehold estates or contractual rights of occupancy in respect of all real property which are subject to Real Property Leases by any Group Company (collectively, the “Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) Section 5.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list (including street addresses) of all Leased Real Property and Real Property Leases, (c) the Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws, and no Group Company has made an application for re-zoning or land-use re-designation with respect to any of the Leased Real Property, (d) the applicable Group Company has legal access to and from the Leased Real Property, (e) each Real Property Lease is in full force and effect and is valid and enforceable against such Group Company and the other parties thereto, in accordance with its terms, and no Group Company or, to the Company’s knowledge, any other party thereto has received written notice of any default under any Company Real Property Lease, (f) to the Company’s knowledge, as of the date of this Agreement, there does not exist any pending or threatened condemnation or eminent domain Action that affect any Group Company’s Rights-of-Way or Leased Real Property, (g) prior to the date of this Agreement, true, correct and complete copies of all Real Property Leases have been made available to SPAC, (h) to the Company’s knowledge, there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under any Real Property Lease by any Group Company party thereto nor, any other party thereto, and (i) except as otherwise stated herein, the Leased Real Property constitutes all of the real property interests necessary for the operation of the business of the Group Companies as it is currently being operated.

Section 5.19 Rights-of-Way. Each Group Company has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.20 Cannabis Matters.

(a)  Each of the Company and its Subsidiaries is duly registered, licensed or otherwise qualified to do business under the Laws of the jurisdictions specified on the Company Disclosure Letter, being the only jurisdictions in which the location of the properties and assets owned, licenced or leased or operated by the Company or its Subsidiaries or the nature of the business requires registration, licensing or other qualification. Each of the Company and its Subsidiaries have all necessary corporate power, authority, and capacity to carry on the Business and to own, license or lease and operate its property and assets as now carried on and owned, licensed or leased and operated. Each such registration, license or other qualification is valid, subsisting and in good standing and except as set forth in Section 5.20(a) of the Company Disclosure Schedule neither the Company nor any Subsidiary has received a notice of non-compliance, revocation, termination or suspension in respect of any such registration, license or other qualification.

(b) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, or any agent or other person acting on behalf of the Company, has cultivated, produced, processed, imported or distributed, or engaged in any other activity with, or has any current intention to cultivate, produce, process, import or distribute, or engage in any other activity with, any cannabis or cannabinoid product or hemp (as such term is defined in section 10113 of the Agriculture Improvement Act of 2018, amending section 297A of the United States Agricultural Marketing Act of 1946), or has otherwise engaged, or has any current intention to otherwise engage, in any direct or indirect dealings or transactions (including, for the avoidance of doubt, with respect to intellectual property pertaining to cannabis, cannabinoid products or hemp) in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, territorial, state, municipal, local or foreign jurisdiction where such activity is illegal. Neither the Company nor any of its Subsidiaries has operated in, exported to or imported into, or engaged in any activity (including offering Company Products) with, any cannabis, cannabinoid product or Hemp in any jurisdiction except in compliance with applicable Laws. The Company has instituted and maintained and will continue to maintain policies and procedures reasonably designed to ensure that it does not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not in compliance with all applicable Laws;

(c) neither the Company nor any of its Subsidiaries has engaged in, or will engage in, (i) any direct or indirect dealings or transactions in violation of U.S. federal or state Laws, including, without limitation, the Controlled Substances Act, the Racketeering Influenced and Corrupt Practices Act, the Travel Act, the Bank Secrecy Act, the Agriculture Improvement Act of 2018, or any anti-money laundering statute, or (ii) any “aiding and abetting” in any violation of U.S. federal or state Laws. No action, suit or proceeding by or before any U.S. court or governmental ·agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to U.S. federal or state Laws is pending or, to the knowledge of the Company, threatened;

(d) each individual employed by or associated with the Company that is required to hold a security clearance under the Cannabis Regulations (SOR/2018-144) holds such security clearance and each such security clearance is in good standing; and

(e) neither the Company nor any of its Subsidiaries has received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from Health Canada or any other federal, provincial, territorial, state, municipal, local or foreign governmental or regulatory authority or court or arbitrator in Canada or any other country, alleging or asserting non-compliance with any applicable Laws or regulations, including, without limitation, the Cannabis Act (S.C. 2018, c. 16) and Cannabis Regulations (SOR/2018-144), that has not been resolved by the Company or such subsidiary and that otherwise could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect with respect to the Company. The Company and its Subsidiaries and, to the knowledge of the Company, any person acting on behalf of the Company or any Subsidiary are and have been in material compliance with applicable health care, cannabis, privacy and personal health information Laws and the regulations promulgated pursuant to such Laws and all other applicable federal, provincial, territorial, state, municipal, local or foreign Laws, manual provisions, policies and administrative guidance relating to the regulation of the Company in Canada or any other country. Neither the Company nor any of its Subsidiaries, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning or other notice or action relating to the alleged safety or efficacy of any product or any alleged product defect or violation and there is no basis for any such notice or action.

(f) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such facilities and Leased Real Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other obligations with respect to any facilities and Real and Personal Properties (including, without limitation, those included in Section 5.18 hereof) owned or held by a Group Company have been timely and properly paid, and (iii) no Group Company (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Rights-of-Way or Real Property Lease or other title and operating documents or Material Contracts, as applicable (or entitle the lessor or counterparty thereunder to cancel or terminate such lease, title and operating document or Material Contract, as applicable). Section 5.20(f) of the Company Disclosure Schedule sets forth (A) all the material Company Rights-of-Way or Real Property Leases where the primary term thereof is scheduled to expire by the express terms of such Company Rights-of-Way or Real Property Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement and (B) all Material Contracts in which a Group Company has earned, or is entitled to earn, an interest in (legal or beneficial in nature), or a similar right to produce, or otherwise benefit from, the facilities, Rights-of-Way and Real Properties or the cannabis and cannabis-related products and services associated thereto.

(g) To the Company’s knowledge, all material proceeds from the sale of post-harvest outsourcing solutions to licensed cannabis producers are being received by the Group Companies in a timely manner and are not being held in suspense, or otherwise being setoff or reduced, for any reason other than as may be permitted by applicable Law, in accordance with the standard industry practices, and in the ordinary course of business.

(h) All cannabis or cannabis-related extraction, processing and packaging equipment and any tangible equipment located on any of the Leased Real Properties operated by any Group Company that were and are operated by any Group Company have been completed and operated within the limits permitted by the applicable Company Leased Real Property lease or Material Contract and, to the Company’s knowledge, all such cannabis or cannabis-related extraction, processing and packaging equipment and tangible equipment operated by a third party have been completed and operated, in all material respects, within the limits permitted by the applicable Company Leased Real Properties lease or Material Contract.

(i) All Leased Real Properties operated by any Group Company (and, to the Company’s knowledge, all Leased Real Properties owned or held by such Group Company and operated by a third party) have been operated as a reasonably prudent operator in accordance with good industry practices and at all times in accordance with applicable Laws.

(j) To the Company’s knowledge, as of the date hereof, except in the ordinary course of business, there is no extraction, processing or packaging or any tangible equipment included in the Leased Real Properties of any Group Company that is subject to any order from any Governmental Entity or written notice pursuant to a Company Leased Real Property lease or a Material Contract from any other third party requiring that such well or any tangible equipment included therein be suspended, reworked, modified, abandoned, remediated or reclaimed.

(k) Except as set forth in Section 5.20(k) of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Group Company or any Rights-of-Way or Leased Real Properties and which the Company reasonably anticipates will individually require expenditures by a Group Company in excess of CAD 250,000.

(l) Except as set out in Schedule 5.20(l) of the Company Disclosure Schedule, no Group Company is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement to deliver cannabis, cannabis-related products or proceeds from the sale thereof, attributable to the principal business of such Person at some future time without then or thereafter receiving the full contract price therefor.

(m) No Group Company is in breach or default of, in any material respect, any of the Company Real Property Leases, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Products, any other title and operating documents pertaining to Company Products, or any Material Contract. As of the date hereof, no Group Company has received from any applicable lessor or counterparty any written notice of any material default or material breach by such Group Company or such lessor or counterparty under any Company Product Material Contract, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Products or Leased Real Properties, any other title and operating documents pertaining to such Group Company’s Company Products or Leased Real Properties, or any Material Contract, for which default or breach has not been cured or remedied.

(n) No Group Company has elected not to participate in any operation or activity proposed with respect to any of the Technology and Leased Real Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to such Group Company, taken as a whole, and is not reflected in the Company Disclosure Schedules.

(o) With respect to Technology and Leased Real Properties operated by each Group Company, all tangible equipment included therein, used in connection with the operation of the Technology and Leased Real Properties or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(p) There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Technologies, Rights-of-Way, Company Licensed Intellectual Property, Company Owned Intellectual Property, or Leased Real Properties of the Group Companies that would be triggered by the consummation of the Transactions, or otherwise exercisable by a third party now or at any time in the future, which would result in a loss of any portion of such Technologies, Rights-of-Way, Company Licensed Intellectual Property, Company Owned Intellectual Property, or Leased Real Properties or related rights of use, access and enjoyment under any Company Technologies, Rights-of-Way, Company Licensed Intellectual Property, Company Owned Intellectual Property, or Leased Real Properties, or Material Contract.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedule sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than Contracts entered into after the date of this Agreement in accordance with Section 8.1(b) (collectively, “Affiliate Agreements”). The Group Companies have not, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company; or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company, on the one hand, and any immediate family member of any director or officer of the Company, on the other hand.

Section 5.22 Data Privacy and Security.

(a) To the Company’s knowledge, each Group Company has, at all times, complied with (i) all applicable Privacy Laws, (ii) all Contracts, notices, policies, statements, and Consents and other obligations and commitments applicable to the Processing of Personal Information by the Company in connection with the business, and (iii) any applicable Privacy and Data Security Policies (as defined in Section 5.22(e) below) (collectively, the “Privacy and Data Security Requirements”).

(b) All Personal Information provided to the Acquisition Entities in connection with the transactions contemplated by this Agreement, and the manner in which such Personal Information has been obtained and provided to the Acquisition Entities, has been provided and obtained in compliance with the Privacy and Data Security Requirements.

(c) To the Company’s knowledge, all notices and Consents required by Privacy Laws or Contracts related to each Group Company’s Processing of Personal Information in connection with the conduct of the business (including disclosure to Affiliates of the Company) have been given or obtained in accordance with all applicable Privacy Laws and are sufficient for the continued conduct of the business in substantially the same manner as conducted prior to the Closing.

(d) Each Group Company has and at all times has had a publicly posted, written privacy policy, which accurately describes the Processing of Personal Information in connection with the business in compliance with Privacy Laws. Copies of all such privacy policies have been provided to the Acquisition Entities.

(e) Each Group Company has developed, implemented and complied at all times with written policies and procedures, including training, auditing and monitoring, designed to enable the Company to comply with the Privacy and Data Security Requirements, and demonstrate and evidence compliance with Privacy and Data Security Requirements relating to the Processing of Personal Information in connection with the business (collectively, the “Privacy and Data Security Policies”). The Privacy and Data Security Policies are sufficient to enable the continued conduct of the business after the Closing in substantially the same manner as the business was conducted prior to the Closing. Copies of all Privacy and Data Security Policies have been provided to the Acquisition Entities.

(f) Each Group Company has implemented and adhered to technical, administrative, physical, operational, and organizational data security safeguards, appropriate to the sensitivity of the Personal Information Processed by the Company as required to comply with applicable Privacy Laws and with industry best practice, and such safeguards are sufficient to protect and maintain the security, confidentiality, and integrity of its Company IT Systems and any Personal Information Processed or other Business Data and prevent Security Incidents and the introduction of Disabling Devices.

(g) None of the Group Companies have received notice of any pending Proceedings, nor have there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) the Office of the Privacy Commissioner of Canada or any provincial privacy commissioner, or (iii) any other Governmental Entity, including by any privacy regulator) alleging that any Processing of Personal Information by or on behalf of a Group Company is in violation of any Privacy and Data Security Requirements. To the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any of the foregoing.

(h) There has been no unauthorized access to or Processing of Personal Information in the possession or control of any Group Company, and to the Company’s knowledge, there have been no Security Incidents with respect to any Company IT Systems or Personal Information, whether or not such incident required notice thereof to any Person under any applicable Law. No Group Company has inserted, and no other Person has inserted or alleged to have inserted, any Disabling Device in any of the Company IT Systems or Company Product.

(i) To the extent any Group Company relies on any third party to Process Personal Information on the Group Company’s behalf, such Group Company has executed agreements that comply with all applicable Privacy Laws and the Group Company has exercised reasonable oversight in reviewing any such third party’s compliance with its obligations under such agreements, given the nature of the Processing and the sensitivity of the Personal Information thereunder. The Company is not aware of any material non-compliance with applicable Privacy Laws by third parties that Process Personal Information on behalf of the Group Company’s in connection with the business, nor is the Company aware of any material non-compliance by such third parties with their contractual obligations to any of the Group Company’s in connection with the business. A copy of each contract entered into by a Group Company that includes a material Processing of Personal Information has been provided to the Acquisition Entities.

(j) To the Company’s knowledge, the Personal Information is accurate and complete, and each Group Company has corrected all inaccurate Personal Information of which it has been notified by the individual to whom the Personal Information relates upon receipt of proof of such inaccuracy.

(k) Each of the Group Companies is, and has at all times been, in compliance with Anti-Spam Laws. Each of the Group Companies has implemented and maintains all necessary policies and practices to comply with Anti-Spam Laws and retains sufficient documentation to evidence such compliance. Each of the Group Companies maintains databases that record the contact information of all Persons to whom the Group Company sends commercial electronic messages, and for each recipient, has recorded sufficient details to evidence the basis on which communications with that recipient by the Group Company are permitted under Anti-Spam Laws and, if applicable, any unsubscribe or similar requests from any recipient. No Proceeding has been asserted or threatened against any of the Group Companies alleging or finding a violation of Anti-Spam Law. To the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. No order, decision or judgment has been made against any Group Company by any Governmental Entity, no administrative monetary penalties have been assessed against any Group Company, and no undertaking or other agreement has been entered into by any Group Company with any Governmental Entity, based on or related to any finding or allegation of noncompliance with any Anti-Spam Laws.

Section 5.23 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named pursuant to any Sanctions and Export Control Laws-related list of designated Persons maintained by an applicable Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject or target of any applicable Sanctions and Export Control Laws (including Crimea, the so called “Luhansk People’s Republic” of the Ukraine, the so called “Donetsk People’s Republic” of the Ukraine, Cuba, Iran, North Korea, Syria, Venezuela and, within the previous five years, Sudan).

(b) In the last five (5) years, none of the Group Companies has received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) made, offered, promised or paid any contribution, loan, reward, advantage or benefit of any kind, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws, and any such policies, procedures and internal controls are reasonably designed to prevent violations of such Anti-Corruption Laws.

(e) The operations of the Group Companies are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The Group Companies and their respective directors and officers have not falsified any entry in any book, record, or account of the Group Companies, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Group Companies’ assets in reasonable detail.

(f) No director, officer or employee of any Group Company is a Government Official.

Section 5.24 Reporting Issuer. Of the Group Companies, Ayurcann Holdings Corp. is a reporting issuer (as such term is defined in the Securities Act (Ontario)).

Section 5.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective by the SEC or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 5.26 Investigation; No Other Representations.

(a) Each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and the Acquisition Entities, and (ii) it has been furnished with or given access to such documents and information about SPAC and the Acquisition Entities and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, and no other representations or warranties of SPAC or any Acquisition Entity, their respective Non-Party Affiliates or any other Person, either express or implied, and each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, none of SPAC, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 5.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, AND ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Subject to Section 11.8, (a) except as set forth on the SPAC Disclosure Schedule, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 6.1 Organization and Qualification. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has made available to the Company accurate and complete copies of its Governing Documents, each as currently in effect. SPAC is not in violation of any provision of its Governing Documents in any material respect.

Section 6.2 Authority.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Documents entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate or other similar action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which such SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

(b) On or prior to the date of this Agreement, the SPAC Board, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of SPAC in accordance with the DGCL, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s shareholders vote in favor of the approval of this Agreement, the Merger and the other Transaction Proposals in accordance with the DGCL, (iv) approved the Extension and directed that the Extension be submitted to SPAC’s shareholders for their approval, and (v) directed that this Agreement and Transaction Proposals be submitted to SPAC’s shareholders for their approval. The SPAC Board has made available to the Company a complete and correct copy of the resolutions of the SPAC Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the SPAC Stockholder Approval.

Section 6.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act, and applicable filing requirements of any state “blue sky” securities Laws, and the rules and regulations thereunder; (ii) the SPAC Stockholder Approval; or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to SPAC and its applicable Affiliates, or prevent, materially impair or materially delay the SPAC and its applicable Affiliates from consummating the Transactions.

(b) None of the execution or delivery by SPAC of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation by SPAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of SPAC, (ii) accelerate performance required by SPAC under any Contract of SPAC, (iii) result in a right of termination or acceleration under any Contract of SPAC, (iv) give rise to any obligation to make payments or provide compensation under any Contract of SPAC, (v) give rise to any obligation to obtain any third party Consent from any or provide any notice to any Person, (vi) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under any Contract of SPAC, (vii) or otherwise give rise to any right Consent, cancellation, amendment, modification, suspension, or revocation under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (viii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound, or (ix) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (ix) above, as would not be material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions.

Section 6.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 6.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective by the SEC or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 6.6 Capitalization of SPAC.

(a) SPAC is authorized to issue 100,000,000 SPAC Class A Shares, 10,000,000 SPAC Class B Shares, and 1,000,000 shares of preferred stock, $0.0001 par value per share. Section 6.6(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Common Shares, shares of preferred stock, and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person. The SPAC Class A Shares that will be issued pursuant to the Transactions (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and fully paid, (ii) were, or will be, issued in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. Except for the SPAC Common Shares and SPAC Warrants set forth on Section 6.6(a) of the SPAC Disclosure Schedule (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.9 or issued, granted or entered into, as applicable, in accordance with Section 8.9, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

Section 6.7 SEC Filings. Except as set forth on Section 6.7 of the SPAC Disclosure Schedule, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 28, 2021, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. All certifications and statements required by Rules 13a-14 or 15d-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of SOX) with respect to any SPAC SEC Reports are each true as of their respective dates of filing. As used in this Section 6.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account of approximately $19,671,933 (including, if applicable, an aggregate of approximately $3,622,500 of deferred underwriting commissions and other fees being held in the Trust Account). From and after the execution and delivery of this Agreement through the Closing, SPAC shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist SPAC in arranging and obtaining, a reduction in the cash portion of the deferred underwriting commissions and other fees owed to EF Hutton to $500,000, payable at Closing, and the conversion thereof into securities of PubCo on terms and conditions satisfactory to the Company in its sole discretion (any amounts so converted is excluded from the calculation of Unpaid SPAC Expenses hereunder). The funds held in the Trust Account are (a) invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated December 23, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Except as set forth on Section 6.8 of the SPAC Disclosure Schedule, since June 1, 2024, SPAC has not released any money from the Trust Account. All money released from the Trust Account set forth on Section 6.8 of the SPAC Disclosure Schedule constituted interest income earned on the funds held in the Trust Account. Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. There are no Proceedings pending or, to the knowledge of SPAC, threatened against the Trust Account.

Section 6.9 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions. Neither SPAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 6.10 Transactions with Affiliates. Section 6.10 of the SPAC Disclosure Schedule sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Stockholder’s or a holder of SPAC Warrants’ status as a holder of SPAC Common Shares or SPAC Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.9 or entered into in accordance with Section 8.9.

Section 6.11 Compliance with Applicable Law. SPAC conducts and has conducted its business in accordance with all applicable Laws and Orders in all material respects. SPAC is not and has not (a) been in violation of any Law or Order applicable to SPAC, (b) received any written communications from a Governmental Entity that alleges that SPAC is not in compliance with any Law or Order, and (c) to the knowledge of SPAC is not and has not been subject to any investigations by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate material to SPAC.

Section 6.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth on Section 6.12 of the SPAC Disclosure Schedule, since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ. The classes of securities representing issued and outstanding SPAC Class A Shares, SPAC Warrants and SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. As of the date of this Agreement, there is no material Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by Financial Industry Regulatory Authority, NASDAQ or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on NASDAQ. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, neither SPAC, nor to SPAC’s knowledge, an independent auditor of SPAC, has identified any (i) “significant deficiency” or “material weakness” in the internal controls over financial reporting of SPAC, or (ii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 6.13 No Undisclosed Liabilities. Except for the Liabilities (a) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (b) that are incurred in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (c) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (d) that are either permitted pursuant to Section 8.9 or incurred in accordance with Section 8.9, or (e) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC does not have any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 6.14 Tax Matters.

(a) Except as is not and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect:

(i) SPAC has prepared and timely filed all Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and SPAC has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return;

(ii) (x) SPAC has duly and timely withheld and collected and paid the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by SPAC in connection with amounts paid or owing to or from any employee, consultant, contractor (or independent contractor, as applicable), creditor, stockholder, customer or other Person and (y) SPAC has complied with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iii) to the knowledge of SPAC, SPAC is not currently the subject of a Tax audit, claim, action, suit, proceeding, investigation or examination or has been informed in writing of the commencement, anticipated commencement or threat of any Tax audit, claim, action, suit, proceeding, investigation or examination that has not been finally resolved or fully withdrawn;

(iv) SPAC has not participated in a “listed transaction” within the meaning of Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law); and

(v) there are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(b) SPAC has not taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 6.15 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no and has never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement, of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any employee benefit or compensatory arrangement, plan, program, policy or Contract.

Section 6.16 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the SPAC nor, to the SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since December 23, 2021, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since December 23, 2021, been the subject of or target of any Sanctions and Export Control Laws (including certain regions of Ukraine, Russia, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Since December 23, 2021, SPAC has not received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the SPAC nor, to the SPAC’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including any Government Official, (ii) offered, promised or paid any contribution, loan, reward, advantage or benefit of any kind, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The operations of the SPAC are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The SPAC and its directors and officers have not falsified any entry in any book, record, or account of the SPAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SPAC’s assets in reasonable detail.

(e) No director, or officer of SPAC is a Government Official.

Section 6.17 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party, none of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 6.18 Absence of Certain Changes. SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the final prospectus of SPAC filed with the SEC on December 28, 2021 (File no. 333-259338) (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a SPAC Material Adverse Effect.

Section 6.19 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights. SPAC does not own or lease any material real property or Personal Property.

Section 6.20 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

Section 6.21 Insurance. Schedule 6.20 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a SPAC Material Adverse Effect.

Section 6.22 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including NASDAQ) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any press releases and any Form 8-K filings with the SEC announcing the execution of and the closing of this Agreement will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

Section 6.23 Company Representations. Except as otherwise expressly set forth in this Agreement, SPAC acknowledges that the Company will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

Section 6.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, NEITHER SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUISITION ENTITIES

The Acquisition Entities hereby jointly and severally represent and warrant to SPAC and the Company the following:

Section 7.1 Organization and Qualification. Each Acquisition Entity is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). PubCo is a “taxable corporation” for purposes of the Tax Act.

Section 7.2 Authority. Each Acquisition Entity has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which an Acquisition Entity is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Acquisition Entity. This Agreement has been and each Ancillary Document to which an Acquisition Entity is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Acquisition Entity and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Acquisition Entity (assuming this Agreement has been and the Ancillary Documents to which such Acquisition Entity is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Acquisition Entity in accordance with their terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 7.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of an Acquisition Entity with respect to such Acquisition Entity’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions; (ii) the filing with the Alberta Securities Commission of the Form 45-106 - Report of Exempt Distribution in connection with the Transaction Financing; and (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

(b) None of the execution or delivery by an Acquisition Entity of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Acquisition Entity of its obligations hereunder or thereunder or the consummation by an Acquisition Entity of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of an Acquisition Entity, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Acquisition Entity is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Acquisition Entity or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Acquisition Entity, except in the case of any of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person, is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any Acquisition Entity for which an Acquisition Entity has any obligation.

Section 7.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquisition Entity expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 7.6 Capitalization of the Acquisition Entities.

(a) As of the execution of this Agreement, (i) the authorized share capital of PubCo is unlimited PubCo Common Shares and unlimited preferred shares, issuable in series, and one (1) PubCo Common Share is issued and outstanding and no preferred shares are issued and outstanding, (ii) the authorized share capital of Merger Sub is 5,000 Merger Sub Common Shares, par value $0.001 per share, and 100 Merger Sub Common Shares are issued and outstanding and (iii) the authorized share capital of Canadian Merger Sub is an unlimited Canadian Merger Sub Common Shares, and one (1) Canadian Merger Sub Common Share is issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.10 or issued, granted or entered into, as applicable, in accordance with Section 8.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Acquisition Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Acquisition Entity.

(c) PubCo owns all of the issued and outstanding Merger Sub Common Shares and Canadian Merger Sub Common Shares.

Section 7.7 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending against any Acquisition Entity that, if adversely decided or resolved, would be material to the Acquisition Entities, taken as a whole. None of the Acquisition Entities nor any of their respective properties or assets is subject to any material Order.

Section 7.8 Compliance with Applicable Law. Each Acquisition Entity is in compliance with all applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.9 Acquisition Entity Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or any Ancillary Document and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 7.10 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement / Proxy Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 7.11 Investigation; No Other Representations.

(a) Each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Acquisition Entity has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person, either express or implied, and each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party, none of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 7.12 Tax Matters. No Acquisition Entity has taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 7.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, NONE OF THE ACQUISITION ENTITIES, neither any ACQUISITION ENTITY NON-PARTY AFFILIATE (other than, for the avoidance of doubt, SPAC) OR ANY OTHER PERSON MAKES, AND EACH ACQUISITION ENTITY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY ACQUISITION ENTITY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY ACQUISITION ENTITY BY OR ON BEHALF OF THE MANAGEMENT OF ANY ACQUISITION ENTITY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ACQUISITION ENTITY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ACQUISITION ENTITY, ANY ACQUISITION ENTITY NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VIII
COVENANTS

Section 8.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 8.1(a) of the Company Disclosure Schedule, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) use its reasonable best efforts to operate the business of the Group Companies in the ordinary course of business consistent with past practice in all material respects in compliance with applicable Laws and (ii) use its reasonable best efforts to maintain and preserve the Company’s and its Subsidiaries’ existing business operations and business relationships.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Subsidiaries not to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by contract or applicable Law, as set forth on Section 8.1(b) of the Company Disclosure Schedule or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any Equity Securities of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Equity Securities (including any phantom interest) of any Group Company other than the grant of Company Stock Options in accordance with the terms of the Company Equity Plan and the issuance of Equity Securities upon the exercise of or settlement of Company Stock Options that are outstanding as of the date of this Agreement in accordance with their terms; and (B) authorizations of the dispositions of shares of the Company pursuant to pledges of the shares of Equity Securities of the Company existing as of the date of this Agreement as set forth in Section 8.1(b)(i) of the Company Disclosure Schedule;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) merge, consolidate, combine, arrange or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating or arranging with, purchasing any Equity Security in or a substantial or material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) split, combine or reclassify any outstanding Equity Securities;

(v) redeem, purchase, or otherwise acquire or offer to purchase any Equity Securities other than any purchases in satisfaction of the payment of the exercise price or tax withholdings, upon the exercise or vesting of any Equity Securities;

(vi) reduce the stated capital of the Equity Securities;

(vii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Equity Plan, form or cause to be formed any new Subsidiary of the Company or enter into a joint venture with any other entity;

(viii) except for cash collateralized letters of credit issued by Group Companies in the ordinary course of business, (i) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, in each case in excess of CAD 1,000,000, other than any Indebtedness or guarantees incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed CAD 2,500,000;

(ix) (A) amend, modify or terminate any Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(x) except in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries or among the wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(xi) except as required under the terms of any Employee Benefit Plan, or except in the ordinary course of business consistent with past practices, (A) grant any severance, retention, change in control or termination or similar pay, (B) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or engage, hire, promote, demote or terminate the employment of employees and service providers of the Group Companies or any of the Group Companies’ Subsidiaries at the level of Vice President or above or with an annual salary exceeding CAD 100,000, other than terminations for cause or due to death or disability, (C) terminate, adopt, enter into or amend any Employee Benefit Plan or any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (D) except in the ordinary course of business consistent with past practices, increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, or (F) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice, (G) enter into, amend or terminate any CBA;

(xii) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any Taxes, (J) surrender or allow to expire any right to claim a refund of any Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a Taxes or in respect of any Tax attribute;

(xiii) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than CAD 1,000,000 individually and less than CAD 5,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the Insurance Policies of the Group Companies;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial bankruptcy, liquidation, dissolution, winding-up, restructuring, recapitalization, reorganization, sale of all or substantially all of the assets of the Company or any of its Subsidiaries, or enter into any agreement or similar transaction involving any Group Company (other than the Transactions);

(xv) change, in any material respect, any Group Company’s methods of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvii) materially amend or modify any material Real Property Lease, extend, renew or terminate any material Real Property Lease, or enter into any new material Real Property Lease;

(xviii) materially amend or modify any Technology Material Contract, extend, renew or terminate any Technology Material Contract, or enter into any new Technology Material Contract;

(xix) allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company Owned Intellectual Property to the extent that such Company Owned Intellectual Property remains material to the conduct of the businesses of the Group Companies;

(xx) enter into any Contract that obligates the Company or any other Group Company to develop any material Intellectual Property Rights related to the business of the Company;

(xxi) enter into any material new line of business outside of the business currently conducted by the Company or the other Group Companies as of the date of this Agreement;

(xxii) voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties;

(xxiii) sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any material assets of the Company or any of its Subsidiaries or any interest in any assets of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice or (B) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company;

(xxiv) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit;

(xxv) acquire any ownership interest in any real property, other than in the ordinary course of business consistent with past practice;

(xxvi) make or commit to make capital expenditures other than in an amount not in excess of CAD 5,000,000, in the aggregate;

(xxvii) enter into any Contract that has “take or pay” obligations of any nature whatsoever;

(xxviii) limit the right of any Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice; and

(xxix) enter into or adopt any shareholder rights plan or similar agreement or arrangement;

(xxx) take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the Transactions contemplated by this Agreement or the Arrangement; and

(xxxi) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.1.

Section 8.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the Transactions including, without limitation, using its reasonable best efforts to provide, obtain and maintain all third party or other notices, permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Entities and parties to Contracts with the Company and the other Group Companies as set forth in Section 5.5 that are reasonably required in connection with the consummation of the Transactions and to fulfill the conditions to the Transactions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to (i) obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions, and (ii) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transactions, and defend, or cause to be defended, any Proceedings challenging the Arrangement or this Agreement or the Transactions (provided that no Party shall consent to the entry of any judgment or settlement with respect to such Proceeding without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed). The Company shall each bear 100% of the costs incurred in connection with obtaining such Consents and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (excluding legal fees), including, subject to Section 11.6, its own out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall promptly inform the other Parties in writing of (i) with respect to the Company, any Company Material Adverse Effect that occurs after the date hereof, or any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with such other changes, events, occurrence, effects, state of facts, circumstances, would reasonably be expected to lead to a Company Material Adverse Effect; (ii) any material communications it has with any Governmental Entity regarding any of the Transactions; (iii) any notice or other communication from any Person alleging that a consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is or may be required in connection with the Transactions; and (iv) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting this Agreement or the Transactions.

(b) [Intentionally omitted].

(c) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC or any Acquisition Entity) or counsel for SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity specifically relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone or otherwise with any Governmental Entity specifically relating to Transactions unless it consults with, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion. PubCo will cause the proxy statement to be mailed to SPAC Stockholders as promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act.

(d) To the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 8.2 is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise received such information from its external counsel.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 8.2 conflicts with any other covenant or agreement in this Article VIII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(f) Without limiting the Parties’ rights and obligations under Section 3.1(a), Section 3.1(e) and Section 3.1(f), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any Acquisition Entity or any of their respective Representatives (in their capacity as a representative of SPAC or any Acquisition Entity) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 3.1(c)(ii) with respect to Arrangement Dissent Rights, SPAC, the Acquisition Entities and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SPAC or the Acquisition Entities, on the one hand, or the Company, on the other hand, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 8.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 8.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC, the Acquisition Entities and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC, the Acquisition Entities or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client or solicitor-client, as applicable, privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and SPAC, any Acquisition Entity, any SPAC Non-Party Affiliates, any Acquisition Entity Non-Party Affiliates, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC and the Acquisition Entities shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC and the Acquisition Entities, respectively, for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of SPAC and the Acquisition Entities, respectively). Notwithstanding the foregoing, neither SPAC nor the Acquisition Entities shall be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of such Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to such Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC and the Acquisition Entities shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, any Acquisition Entity, any SPAC Non-Party Affiliate, or any Acquisition Entity Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC and the Acquisition Entities shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 8.4 Public Announcements.

(a) Subject to Section 8.4(b), Section 8.7 and Section 8.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements (including through social media platforms) with respect to this Agreement or the Transactions without the prior written consent of the Company, in the case of a public announcement by SPAC, the Acquisition Entities or their respective Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed); provided, however, that each Party and its respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business, (ii) if such press release, public announcement or other communication is required by applicable Law or stock exchange rule, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release shall be released as promptly as reasonably practicable after the execution of this Agreement.

Section 8.5 Tax Matters.

(a) The Parties intend that, for U.S. federal income Tax purposes, the Transactions qualify for the Intended Tax Treatment. Each of the Parties shall (and shall cause its Subsidiaries and Affiliates to) use reasonable best efforts (i) to cause the Transactions to qualify for the Intended Tax Treatment and (ii) not to take, fail to take or cause to be taken any action if such action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. The Parties shall not take any position in any Tax Return, Tax audit, claim, action, suit, proceeding, investigation or examination or otherwise for Tax purposes inconsistent with the Intended Tax Treatment, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(b) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns, and any tax audit or other tax proceeding, in each case with respect to the Company and the Transactions. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) In the event either the SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, the Parties shall cooperate in good faith and use their respective reasonable best efforts to obtain such opinion of SPAC’s or the Company’s tax advisor, including in connection with the preparation or filing of the Registration Statement / Proxy Statement of the SEC’s review thereof (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) each Party shall deliver to such advisor a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such advisor and reasonably necessary or appropriate to enable such advisor to render any such Tax Opinion, (ii) such advisor shall be entitled to rely upon the representations and warranties contained in such certificates in rendering any such Tax Opinion, and (iii) each Party shall provide such other information as is reasonably requested by such advisor for purposes of rendering any such Tax Opinion.

(d) PubCo shall (i) and shall cause SPAC to, comply with the reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6), (ii) not take any action or fail to take any action (and PubCo shall cause SPAC not to take any action or fail to take any action), if such action or failure to act would result in the liquidation of SPAC for U.S. federal income Tax purposes (including a deemed or de facto liquidation), (iii) at the request of any “five-percent transferee shareholder” of PubCo (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)), provide such cooperation and information as such shareholder may reasonably request in connection with any “gain recognition agreement” (within the meaning of Treasury Regulations Section 1.367(a)-8) to be entered into by such shareholder (including by making reasonable arrangements to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such shareholder’s gain recognition agreement).

(e) [RESERVED].

(f) [RESERVED].

(g) [RESERVED].

(h) In the event that the Transactions would reasonably be likely to fail to qualify for the Intended Tax Treatment or the Intended Canadian Tax Treatment, the Parties agree (i) to cooperate in good faith to explore alternative structures that would permit the Transactions to qualify for the Intended Tax Treatment and the Intended Canadian Tax Treatment and (ii) if each Party in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the Parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided that any actions taken pursuant to this Section 8.5(h) shall not (A) without the consent of the Company and SPAC, alter or change the amount, nature or mix of the Consideration or the Merger Consideration or (B) impose any material, unreimbursed cost on (x) the Company or the Company Shareholders without the consent of the Company or (y) SPAC or the shareholders of SPAC without the consent of SPAC.

Section 8.6 Exclusive Dealing(a). From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company and its Subsidiaries nor SPAC and its Subsidiaries shall directly or indirectly, and the Company and SPAC shall each instruct and use its reasonable best efforts to cause its Representatives not to, (i) enter into, solicit, initiate or continue any negotiations with, encourage or respond to any inquiries or proposals by, any Person with respect to, or provide any nonpublic information or data concerning the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries to any Person relating to, a Company Acquisition Proposal or SPAC Acquisition Proposal (other than to make such third party aware of the provisions of this Section 8.6), or afford to any Person access to the business, properties, assets or personnel of the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries in connection with a Company Acquisition Proposal (in each case, other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (in each case, other than the Company and its Representatives), (ii) enter into any acquisition agreement, business combination, arrangement agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal or SPAC Acquisition Proposal, in each case, other than to or with SPAC, the Acquisition Entities and their respective Representatives, or the Company and its Representatives, as the case may be, (iii) grant any waiver, amendment or release under any confidentiality agreement, standstill agreement or the anti-takeover laws of any state or province, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Company Acquisition Proposal or SPAC Acquisition Proposal, or (v) in the case of the Company, make a Company Change in Recommendation. From and after the date hereof, the Company and SPAC shall, and shall each instruct its officers and directors to, and the Company and SPAC shall each instruct and cause its Representatives, its Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (other than the Company and its Representatives). Each Party represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any confidentiality agreement or other similar agreement relating to Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable, involving such Party to which such third party is a party.

Section 8.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and PubCo shall, (i) as promptly as reasonably practicable following the delivery of the Audited Financial Statements, file with the SEC a Registration Statement / Proxy Statement and (ii) as promptly as reasonably practicable, following the delivery of the Updated Financial Statements, file with the SEC the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of PubCo and proxy statement of SPAC that will be used for SPAC Stockholders Meeting to adopt and approve the Transaction Proposals in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NASDAQ). Each of SPAC, the Acquisition Entities and the Company shall use its commercially reasonable efforts to (A) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the staff of the SEC); (B) promptly notify the other Parties of, provide, reasonably cooperate with each other with respect to and respond promptly to any comments or other communications (written or oral) of the staff of the SEC, including participating in any discussion or meeting with the SEC; (C) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. SPAC, the Acquisition Entities and the Company shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of PubCo or SPAC to the SEC or NASDAQ in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (I) such Party shall promptly inform the other Parties thereof; (II) such Party shall prepare and mutually agree upon with the other Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (III) PubCo shall file such mutually agreed-upon amendment or supplement with the SEC; and (IV) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders. SPAC and PubCo shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Consideration Shares for offering or sale in any jurisdiction, and SPAC, the Acquisition Entities and the Company shall each use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time it is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, the Acquisition Entities and the Company shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to the SEC or NASDAQ relating to the Transactions.

Section 8.8 SPAC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall (a) through the SPAC Board, recommend to its shareholders, (i) the adoption and approval of this Agreement and the Transactions; (ii) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) collectively, the “Transaction Proposals”), and (b) include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting, or (D) for any other purpose determined in good faith by the SPAC Board to be appropriate and desirable in furtherance of the consummation of the Transactions; provided that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall SPAC adjourn the SPAC Stockholders Meeting to a date that is more than ninety (90) days after the date for which the SPAC Stockholders Meeting was originally scheduled or less than three (3) days prior to the Termination Date (excluding any adjournments required by applicable Law). Except as otherwise required by applicable Law, SPAC covenants that the SPAC Board shall not withdraw or modify, in a manner adverse to the Company, its recommendation to the shareholders of SPAC that they vote in favor of the Transaction Proposals.

Section 8.9 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 8.9 of the SPAC Disclosure Schedule or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed by the Company), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC other than with respect to Public SPAC Warrants;

(c) split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d) incur, create or assume any Indebtedness or guarantee any Liability of any Person other than in support of the ordinary-course operations of SPAC (which, for the avoidance of doubt, shall include the incurrence, creation or assumption of Indebtedness pursuant to non-interest-bearing working capital loans provided by Sponsor to SPAC) or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents, which are not, individually or in the aggregate, material to SPAC;

(e) make any capital commitment or capital expenditure in, any other Person, other than to, or in, SPAC;

(f) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC other than in connection with the PIPE Financing;

(g) enter into, amend, modify or renew any material Contract with any SPAC Related Party other than in the ordinary course of business;

(h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merge, consolidate, restructure, recapitalize or otherwise reorganize;

(i) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any material Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any material Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material Taxes, (J) surrender or allow to expire any right to claim a refund of any material Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of Taxes or in respect of any material Tax attribute;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(k) other than any Transaction Litigation, which is subject to Section 8.2(f), waive, release, compromise, settle or satisfy any Proceeding;

(l) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.9;

(m) voluntarily incur or otherwise become liable to any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses);

(n) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(o) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(p) engage in any negotiations or discussions, whether formal or informal, with respect to any business combination of any kind or description or any debt or equity investment other than as contemplated by this Agreement; or

(q) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement.

Section 8.10 Conduct of Business by PubCo, Merger Sub and Canadian Merger Sub. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither PubCo, nor Merger Sub nor Canadian Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.11 Stock Exchange Listing. SPAC and the Acquisition Entities shall use their reasonable best efforts to cause the PubCo Common Shares issuable in accordance with this Agreement and the Plan of Arrangement to be approved for listing on NASDAQ or any of its related exchanges or trading platforms, subject to official notice of issuance thereof. The Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC, the Acquisition Entities and their respective Representatives in connection with the foregoing.

Section 8.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use its reasonable best efforts to make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account as directed by SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.13 D&O Indemnification and Insurance.

(a) From and after the Closing, the Company, the Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent that such activities are related to the business of the Company, its Subsidiaries or such Acquisition Entity, respectively), and his respective heirs and successors (the “D&O Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Amalco, the Surviving Company and PubCo shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Amalco and its Subsidiaries’, the Surviving Company and its Subsidiaries’ and PubCo and its Subsidiaries’, respectively, former and current officers, directors, employees, and agents, and each such Person’s heirs and successors, that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited partnership agreement, and other Governing Documents of Amalco and its Subsidiaries, the Surviving Company and its Subsidiaries and PubCo and its Subsidiaries, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, each of PubCo, the Surviving Company and Amalco shall (and each shall cause its respective Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’ or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and providing coverage for all allegations of Wrongful Acts taking place before the Closing, except that in no event shall PubCo, the Surviving Company and its Subsidiaries or Amalco or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, or any Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2023; provided, however, that (i) each of PubCo, the Company or Amalco may comply with this insurance requirement by causing coverage to be extended under their respective current directors’ and officers’ liability insurance policies by obtaining a six (6) year “tail” policy with respect to claims asserted at or prior to the Closing and if and to the extent that such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the Surviving Company and Amalco shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) such tail coverage shall provide coverage on a primary and non-contributory basis.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.13 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Company, Amalco and all of their respective successors and assigns. In the event that PubCo, the Surviving Company, Amalco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, the Surviving Company and Amalco, respectively, shall ensure (and each of PubCo, the Surviving Company and Amalco shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of PubCo, the Surviving Company and the Company as the case may be, shall succeed to the obligations set forth in this Section 8.13.

(d) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of PubCo.

(e) The provisions of Sections 8.13(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Company, Amalco and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(f) Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O insurance to cover the post-Closing directors and officers of PubCo. From and after the date of this Agreement, PubCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.13(f), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

Section 8.14 Post-Closing Directors and Officers.

(a) Upon the Effective Time, the PubCo Board shall consist of five (5) directors, each of whom shall be nominated by the Company prior to the Effective Time, with at least three (3) of such directors each qualifying as an independent director under the rules of NASDAQ. At least a majority of the PubCo Board shall qualify as independent directors under the Securities Act and NASDAQ rules.

(b) The initial officers of PubCo shall be as set forth on Section 8.14(b) of the Company Disclosure Schedule.

(c) The Company and SPAC shall cooperate in good faith to negotiate new employment agreements with respect to the persons listed on Schedule 8.14(b) of the Company Disclosure Schedule, to be effective on the Closing Date, and subject to the terms identified thereon.

(d) From the Effective Date until the date that is twelve (12) months following the Effective Date, for so long as Sponsor beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 5% of the PubCo Common Shares, but in no event for less than nine (9) months after the Effective Date, Sponsor shall have the right, but not the obligation, to designate a person (a “Non-Voting Observer”) to attend meetings of the PubCo Board (including any meetings of any committees thereof) in a non-voting observer capacity. Any such Non-Voting Observer shall be invited to and permitted to attend all meetings of the Board (including any meetings of any committees thereof). Sponsor shall have the right to remove and replace its Non-Voting Observer at any time and from time to time. The PubCo shall furnish any Non-Voting Observer (i) notices of PubCo Board meetings no later than, and using the same form of communication as, notice of PubCo Board meetings are furnished to PubCo Board, and (ii) copies of any materials prepared for meetings of the PubCo Board that are furnished to the Directors no later than the time such materials are furnished to the PubCo Board.

Section 8.15 PubCo Incentive Equity Plan. Prior to the Effective Time, the PubCo Board shall approve and adopt an equity incentive plan reserving up to 10% of the PubCo Common Shares (the “PubCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. Nothing in this Section 8.15, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third-party beneficiary rights, in any Person (other than the Parties) by reason of this Section 8.15, (ii) create any right in any Person to continued employment or service with PubCo or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of PubCo or any of its Affiliates from: (x) terminating the employment or service of any Person at any time for any or no reason or (y) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the PubCo Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 8.16 Delivery of Audited Financial Statements. The Company shall use reasonable best efforts to deliver to SPAC: (a) by June 15, 2024, the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2023, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB, (b) by June 15, 2024, any other audited or reviewed financial statements of the Company and its Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement, including, for the avoidance of doubt, the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2023, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB (together, the “Audited Financial Statements”), each of which (I) will be prepared in accordance Law and IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (II) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein, and (c) promptly, to the extent required for the Registration Statement / Proxy Statement, the unaudited consolidated balance sheet of the Group Companies as of a subsequent date, and the related unaudited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows consolidated statements of operations, cash flows and changes of equity for the related period (together with the Audited Financial Statements, the “Updated Financial Statements”); provided that, upon delivery of the Audited Financial Statements and the Updated Financial Statements as and when such Audited Financial Statements and Updated Financial Statements, as applicable, have been signed by the Company’s independent auditors in connection with the confidential submission and/or filing of the Registration Statement / Proxy Statement, the representations and warranties set forth in Section 5.4(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 8.16, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

Section 8.17 Cooperation; Consultation. Prior to Closing, each of the Company, SPAC and the Acquisition Entities shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, contractors (or, independent contractors, as applicable), counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, SPAC and/or the Acquisition Entities shall be subject to the Parties’ mutual agreement), including (a) by providing such information and assistance as the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if PubCo were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form F-1 for the resale of the PubCo Common Shares issued in the PIPE Financing, if any, following the consummation of the transactions contemplated hereby), (b) granting such access to the other Parties and their respective representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, the Acquisition Entities or their respective auditors.

Section 8.18 No Trading on Material Nonpublic Information. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by Federal Securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 8.19 Affiliate Agreements. All Affiliate Agreements set forth on Section 8.19 of the Company Disclosure Schedule shall be terminated or settled, at or prior to the Closing, without further liability to SPAC, the Acquisition Entities, the Company or any of their respective Subsidiaries.

Section 8.20 SPAC Payment of Franchise Taxes. SPAC shall pay all outstanding Delaware franchise taxes to ensure that SPAC can timely deliver to the Company the Good Standing Certificate required pursuant to Section 2.2(a) hereof.

Section 8.21 Disclosed Personal Information.

(a) The Parties confirm that any Personal Information disclosed by a Group Company to an Acquisition Entity (at the Acquisition Entity’s request) in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Acquisition Entities shall proceed with the transactions contemplated by this Agreement. The Acquisition Entities shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. The Acquisition Entities shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

(b) Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than the carrying on of the business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

(c) If the transactions contemplated by this Agreement do not proceed, the Acquisition Entities shall return to the Group Companies or, at the Group Companies’ request, securely destroy the Disclosed Personal Information within a reasonable period of time.

Section 8.22 Public Filings. SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Shares and the SPAC Warrants on NASDAQ. It is understood and agreed that any actions or inactions taken by SPAC, based on advice by its legal counsel or auditors, in connection with the accounting treatment of SPAC’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements shall not be a breach of the requirements of this Section 8.22. The Company will keep current and timely file all of its public filings with the CNSX and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Company Common Shares on the CNSX.

ARTICLE IX
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by all of such Parties:

(a) the SPAC Stockholder Approval shall have been obtained;

(b) the Company Arrangement Resolution shall have been approved by the Company Required Approval in accordance with the Interim Order;

(c) the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SPAC or the Company, each acting reasonably, on appeal or otherwise;

(d) the Company shall have completed the acquisition of Wonka Health Factory Inc. for an aggregate purchase price of $1.00;

(e) no Order or Law shall have been issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(f) the Aggregate Transaction Proceeds shall be equal to or greater than $3,000,000;

(g) after giving effect to the Transactions (including the Transaction Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(h) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(i) [RESERVED]; and

(j) the aggregate number of Company Common Shares held, directly or indirectly, by those holders of such Company Common Shares who have validly exercised Arrangement Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Arrangement Dissent Rights) shall not exceed 1% of the aggregate number of Company Common Shares outstanding as of the Arrangement Effective Time.

Section 9.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by SPAC of the following further conditions:

(a) no change, event, state of facts, development, effect or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) (i) the representations in Section 5.2 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Company set forth in Article V (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(b) the Company and the Acquisition Entities shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Company and the Acquisition Entities shall have delivered a counterpart to any Ancillary Documents to which they are a party;

(d) the Company shall have delivered the Updated Financial Statements in accordance with Section 8.16;

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) are satisfied, in form and substance reasonably satisfactory to SPAC;

(f) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC (A) the Canadian tax opinions referenced in Section 8.5(f) in form and substance reasonably satisfactory to SPAC, and (B) the indemnity agreements referenced in Section 8.5(g) in form and substance reasonably satisfactory to SPAC; and

(g) the Acquisition Entities Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Acquisition Entities set forth in Article VII (other than the Acquisition Entities Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Acquisition Entities from consummating the Transactions.

Section 9.3 Other Conditions to the Obligations of the Company and the Acquisition Entities. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by the Company and the Acquisition Entities of the following further conditions:

(a) the PubCo Common Shares to be issued pursuant to the Transactions shall have been approved for listing on NASDAQ or any of its related exchanges or trading platforms, if eligible, or on such other exchange as the parties may reasonably agree for which the PubCo Common Shares to be issued are eligible;

(b) (i) the representations in Section 6.6 shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the SPAC Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties of SPAC set forth in Article VI (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a SPAC Material Adverse Effect;

(b) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(c) except as otherwise agreed by the Parties, the directors and officers of SPAC shall have resigned, effective as of the Closing;

(d) no change, effect, event, state of facts, development, circumstance or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a SPAC Material Adverse Effect;

(e) SPAC shall have delivered a counterpart to any Ancillary Document to which it is a party;

(f) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(b), Section 9.3(c) and Section 9.3(e) are satisfied, in form and substance reasonably satisfactory to the Company.

(g) the Sponsor Indebtedness Conversion shall have been consummated in accordance with the Side Letter.

ARTICLE X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company or any Acquisition Entity has failed to perform any covenant or agreement on the part of the Company or any Acquisition Entity, respectively, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either Section 9.2(b) or Section 9.2(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(b) or Section 9.3(c) from being satisfied (for the avoidance of doubt, the Company’s breach of any covenants under Section 8.16 shall not, by itself, give rise to a right of SPAC to terminate this Agreement pursuant to this Section 10.1(b) if such breach relates solely to the Company’s failure to deliver the Audited Financial Statements by the dates specified in Section 8.16);

(c) by the Company, if any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in any of Section 9.3(b) or Section 9.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, that none of the Company nor the Acquisition Entities is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 9.2(b) or Section 9.2(c) from being satisfied;

(d) by the Company if the Sponsor Indebtedness Conversion has not been consummated;

(e) by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to November 14, 2024 (the “Termination Date”); provided that if as of the Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be further extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company if the Company’s or any Acquisition Entity’s breach of its respective covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(f) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable;

(g) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the SPAC Stockholder Approval was not obtained;

(h) by either SPAC or the Company, if the Company Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(i) by SPAC, if the Audited Financial Statements have not been delivered to SPAC in accordance with Section 8.16 on or before June 15, 2024;

(j) by SPAC, if the Updated Financial Statements have not been delivered to SPAC in accordance with Section 8.16 on or before July 1, 2024;

(k) by SPAC if (i) the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the Company Shareholder Meeting) after having been requested in writing by SPAC to do so, the unanimous recommendation of the Company Board to the Company Shareholders in favour of approving the Company Arrangement Resolution, or (ii) the Company Board or any committee of the Company Board takes no position or a neutral position with respect to a Company Acquisition Proposal for more than five (5) Business Days after a Company Acquisition Proposal is made or publicly announced, or (iii) the Company Board or any committee of the Company Board resolves or publicly proposes to take any of the foregoing actions (any of the foregoing being a “Company Change in Recommendation”); or

(l) by the Company upon written notice to SPAC, and in such case, Company shall pay an aggregate fee of $250,000 to SPAC promptly following, but in no event more than two (2) Business Days after, such termination, payable by wire transfer of immediately available funds.

Section 10.2 Effect of Termination; Termination Fees.

(a) In the event this Agreement is terminated by the Company or SPAC pursuant to Section 10.1, other than a termination by the Company pursuant to Section 10.1(c), then the Company shall pay the then-Unpaid SPAC Expenses, to the extent documented and reasonable, in an amount, in the aggregate, not to exceed $250,000 (the “Company Reimbursement Termination Fee”) to SPAC (or one or more of its designees), promptly following (but in no event more than two (2) Business Days after) such termination, payable by wire transfer of immediately available funds; provided, however, that the Company Reimbursement Termination Fee shall not be payable for any termination by either party pursuant to Section 10.1 if, at the time of such termination, any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC shall have failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either any of Section 9.1(f) (unless a bona fide dispute exists regarding whether the conditions to closing, if any, set forth in the Subscription Agreements, if any, have been satisfied by the Company), Section 9.3(b) or Section 9.3(c) could not be satisfied.

(b) The Parties acknowledge and hereby agree that the Company Reimbursement Termination Fee, if, as and when required pursuant to this Section 10.2, shall not constitute penalties but will be liquidated damages, in a reasonable amount that will compensate SPAC or its designees in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Reimbursement Termination Fee on more than one occasion. Each of the Company, SPAC and the Acquisition Entities acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

(c) In the event this Agreement is terminated by the Company pursuant to Section 10.1(c) or 10.1(d). then SPAC shall pay to the Company (or one or more of its designees), promptly following (but in no event more than two (2) Business Days after) such termination, payable by wire transfer of immediately available funds in the amount of $250,000 (the “SPAC Termination Fee”); or

(d) In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 8.3(a), this Section 10.2, Section 11.2 through Section 11.18 and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Non-Survival. Each of the representations, warranties, agreements or covenants of the Parties set forth in this Agreement shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate, any SPAC Non-Party Affiliate or any Acquisition Entity Non-Party Affiliate. Notwithstanding the foregoing, each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 11.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written approval of the other Parties. Any attempted assignment of this Agreement or any of the rights hereunder not in accordance with the terms of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended, except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.3 shall be void, ab initio.

Section 11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC, to:

Arogo Capital Acquisition Corp.
848 Brickell Ave. Penthouse 5
Miami, FL 33131
Attention: Suradech Taweesaengsakulthai
Email: suradech@cho.co.th

with copies (which shall not constitute notice) to:

Brown Rudnick LLP
601 13th Street N.W.
Washington, DC 20005
Attention: Andrew J. Sherman
Email: asherman@brownrudnick.com

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400

Toronto, Ontario M5H 2T6

Attention: John Sabetti
Email: jsabetti@fasken.com

(b) If to the Company, to:

Ayurcann Holdings Corp.
6-1080 Brock Road Pickering

ON L1W 3H3
Attention: Igal Sudman, Co-Founder & CEO
Email: igal@ayurcann.com

with copies (which shall not constitute notice) to:

Garfinkle Biderman LLP

801-1 Adelaide St. E.

Toronto, ON M5C 2V1
Attention: Grant Duthie
Email: gduthie@garfinkle.com

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attention: Ross David Carmel

Email: rcarmel@srfc.law

(c) If to any Acquisition Entity, to:

c/o Ayurcann Holdings Corp.

6-1080 Brock Road Pickering

ON L1W 3H3

Attention: Igal Sundman, Co-Founder &CEO
Email: igal@ayurcann.com

with copies (which shall not constitute notice) to:

Garfinkle Biderman LLP

801-1 Adelaide St. E.

Toronto, ON M5C 2V1
Attention: Grant Duthie
Email: gduthie@garfinkle.com

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attention: Ross David Carmel

Email: rcarmel@srfc.law

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Shareholder Meeting, the Arrangement and the Plan of Arrangement.

Section 11.6 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) other than the payment of the Company Reimbursement Termination Fee, if applicable, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses, and (b) if the Closing occurs, then SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses; provided that, if requested by SPAC, PubCo will pay the expenses required to be paid by SPAC pursuant to clause (b) on SPAC’s behalf after the Closing.

Section 11.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; (g) the word “or” is disjunctive but not necessarily exclusive; (h) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the word “day” means calendar day unless Business Day is expressly specified; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to “Articles,” “Sections,” “Annexes,” “Exhibits” or “Schedules” are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (l) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the execution of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

Section 11.8 Annexes, Exhibits and Schedules. All Annexes, Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and Subsections corresponding to the numbered and lettered Sections and Subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedule or in the SPAC Disclosure Schedule corresponding to any Section or Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule) shall be deemed to have been disclosed with respect to every other Section and Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule), as applicable, where the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or Subsections of Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 8.13 and Section 11.13 (which, in each case, will be for the benefit of the Persons named therein), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, DocuSign, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 11.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule, assuming internal due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(b) of the SPAC Disclosure Schedule, assuming reasonable due inquiry.

Section 11.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, the SPAC Non-Party Affiliates, in the case of SPAC, and the Acquisition Entity Non-Party Affiliates, in the case of the Acquisition Entities, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC, the Acquisition Entities or any Non-Party Affiliate concerning any Group Company, SPAC, any Acquisition Entity, this Agreement or the Transactions.

Section 11.14 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC or the Acquisition Entities set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC or the Acquisition Entities set forth herein, or (c) waive compliance by SPAC or the Acquisition Entities with any of the agreements or conditions set forth herein. At any time prior to the Closing, SPAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-259338) on December 28, 2021 (the “Prospectus”). The Company and the Acquisition Entities acknowledge and agree and understand that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Acquisition Entities each hereby agree on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, the Acquisition Entities nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company, the Acquisition Entities or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of Company and the Acquisition Entities, on its own behalf and on behalf of their respective Representatives, hereby irrevocably waive any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). Notwithstanding the foregoing, nothing herein shall limit or prohibit the Company’s and the Acquisition Entities’ right to pursue a claim against SPAC pursuant to this Agreement for legal relief or for Fraud against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public stockholders), or for specific performance or other equitable relief in connection with the Transactions.

Section 11.19 Conflicts and Privilege.

(a) SPAC and the Acquisition Entities hereby agree on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “Company Counsel Waiving Parties”), that Garfinkle Biderman LLP (“Garfinkle”) and Sichenzia Ross Ference Carmel LLP (“SRFC”) may represent the equityholders of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC, the Acquisition Entities or their respective Subsidiaries) (collectively, the “Company Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Company Counsel Waiving Parties, and each of SPAC, the Acquisition Entities and the Company on behalf of itself and the Company Counsel Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Garfinkle or SRFC prior representation of the Company, its Subsidiaries or of Company Counsel Waiving Parties. SPAC, the Acquisition Entities and the Company, for itself and the Company Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Company Counsel WP Group, on the one hand, and each of Garfinkle and SRFC, on the other hand, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company following the Closing, and instead survive, remain with and are controlled by the Company Counsel WP Group (the “Company Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of the Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

(b) Each of SPAC, the Acquisition Entities and the Company hereby agrees on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “SPAC Counsel Waiving Parties”), that Brown Rudnick LLP (“Brown Rudnick”) and Fasken Martineau DuMoulin LLP (“Fasken”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Brown Rudnick’s or Fasken’s prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and each of Brown Rudnick and Fasken, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to SPAC, PubCo or the Company following the Closing, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of SPAC and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Transactions.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

AROGO CAPITAL ACQUISITION CORP.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	CEO and Director

AYURCANN HOLDING CORP.

By:	/s/ Igal Sudman
Name:	Igal Sudman
Title:	CEO

DE AYURCANN MERGER SUB., INC.

By:	/s/ Igal Sudman
Name:	Igal Sudman
Title:	CEO

CAN AYURCANN MERGER SUB., INC.

By:	/s/ Igal Sudman
Name:	Igal Sudman
Title:	CEO

AYURCANN HOLDINGS CORP.

By:	/s/ Igal Sudman
Name:	Igal Sudman
Title:	CEO

[Signature Page to Business Combination Agreement]